UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock par value $0.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

9,601,234 shares of Common Stock and 1,681,659 options to purchase Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

The maximum aggregate value was determined upon the sum of (i) 9,601,234 shares of Common Stock multiplied by $7.20 per share; and (ii) options to purchase 1,681,659 shares of Common Stock multiplied by $2.44 (which is the difference between $7.20 and the weighted average exercise price of $4.76 per share). In accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the filing fee was determined by multiplying 0.0000393 by the sum of the proceeding sentence.

(4)	Proposed maximum aggregate value of transaction:

$

(5)	Total fee paid:

$2,879.00

☐	Fee paid with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

NETMANAGE, INC.

20883 STEVENS CREEK BOULEVARD

CUPERTINO, CALIFORNIA 95014

                    , 2008

Dear Stockholders:

We cordially invite you to attend the special meeting of stockholders of NetManage, Inc., a Delaware corporation (the “Company”), at [    ] on [                    ], 2008, at [    ] a.m., local time.

At the special meeting, we will ask you to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of December 11, 2007, among the Company, Rocket Software, Inc., a Delaware corporation (“Rocket”), and Eastern Software, Inc., a Delaware corporation (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company. If the Company’s stockholders adopt the merger agreement and the merger is completed, you will receive $7.20 in cash, without interest, for each share of Company common stock you own (unless you have properly exercised your appraisal rights with respect to the merger).

After careful consideration, the Company’s board of directors by unanimous vote has determined that the Agreement and Plan of Merger is advisable, fair to and in the best interests of the stockholders of the Company, that the Company enter into the Agreement and Plan of Merger and consummate the merger on the terms and conditions of the Agreement and Plan of Merger. The Company’s board of directors unanimously recommends that you vote “FOR” the adoption of the Agreement and Plan of Merger. In considering the recommendation of the Company’s board of directors with respect to the Agreement and Plan of Merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 24.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. The merger can not be completed unless holders of a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote for the adoption of the Agreement and Plan of Merger. We would like you to attend the special meeting. However, whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, please sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or the Internet prior to the special meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Remember, failing to vote has the same effect as a vote against the adoption of the Agreement and Plan of Merger.

Thank you for your continued support and we look forward to seeing you on                      , 2008.

Sincerely,

Zvi Alon

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2008, and is first being mailed to stockholders on or about                     , 2008.

NETMANAGE, INC.

20883 STEVENS CREEK BOULEVARD

CUPERTINO, CALIFORNIA 95014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

                    , 2008

Dear Stockholders:

A special meeting of the stockholders of NetManage, Inc., a Delaware corporation (the “Company”), will be held at [            ] on [            ], 2008, at [            ] a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”) among the Company, Rocket Software, Inc., a Delaware corporation (“Rocket”) and Eastern Software corporation (“Merger Sub”). The Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Merger Agreement, each share of Company common stock, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger and, (ii) held by stockholders who properly exercise their appraisal rights under Delaware law, if any, will be converted into the right to receive $7.20 in cash, without interest, and less any applicable withholding tax.

2.	To transact such other business that may properly come before the special meeting or any adjournment thereof.

In accordance with the Company’s bylaws, the board of directors has fixed [    ] p.m. Pacific Standard Time on [                     , 2008] as the record date for the purposes of determining stockholders entitled to notice of and to vote at the special meeting and at any adjournment thereof. A list of our stockholders will be available at our principal executive offices at 20883 Stevens Creek Boulevard, Cupertino, California, 95014, during ordinary business hours for ten days prior to the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Whether or not you plan to attend the special meeting, we urge you to vote your shares by telephone, the Internet or by completing, signing, dating and returning the enclosed proxy card as promptly as possible prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same effect as a vote against the adoption of the Merger Agreement. Any stockholder attending the special meeting may vote in person, even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting. The special meeting will begin promptly at [    ] a.m.

Stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written objection to the merger to the Company before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors

Omer Regev

Chief Financial Officer and Secretary

Cupertino, California

[                    ], 2008

In this proxy statement, the terms “Company,” “NetManage,” “we,” “our,” “ours,” and “us” refer to NetManage, Inc., unless the context otherwise requires.

SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 58. The Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”) by and among NetManage, Rocket Software Inc., a Delaware corporation (“Rocket”), and Eastern Software, Inc., a Delaware corporation (“Merger Sub”), is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the parties’ agreement pursuant to which the Company will be recapitalized by means of a merger of Merger Sub with and into the Company (the “Merger”). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (See “The Parties to the Merger” on page 12	NetManage, Inc. was incorporated in 1990 as a California corporation and reincorporated in Delaware in 1993 in connection with our initial public offering. We operate through only one business segment. Please see Item 8, Financial statements and supplementary data, of our Annual Report on Form 10-K for the year ended December 31, 2006 for more details. We develop and market software and service solutions that are designed to enable our customers to access and leverage the investment they have in their corporate business applications, processes, and data. We provide a range of personal computer, browser-based and server-based software products and tools. These products allow our customers to access and leverage applications, business processes and data on IBM and IBM compatible mainframe computers, IBM mid-range computers such as the iSeries, (often referred to as host access), in packaged applications, middleware and databases such as SAP, Siebel, Oracle and PeopleSoft, amongst others, and on UNIX and Microsoft-based servers. We provide support, maintenance, and technical consultation services to our customers in association with the products we develop and market. We provide applications and management consultancy to our customers primarily in association with the server-based products we deliver that are designed to allow customers to develop and deploy new web-based applications and services.

Rocket Software, Inc. is a global software development firm that builds and services Enterprise Infrastructure products for the world’s leading OEMs, networks and software companies. The company’s current lines of business complement and extend strategic OEM offerings in the areas of business intelligence, enterprise and mobile security, relational databases, mobile and wireless computing, and operational support systems (OSS). Rocket’s current OEM relationships and technology partners include IBM, EMC, HP, RSA Security, Microsoft, Nortel, and Motorola. Rocket Software is based in Newton, Massachusetts.

Merger Sub is a newly formed Delaware corporation and a wholly-owned subsidiary of Rocket, and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (See “The Merger Agreement” on page 20)	The Merger Agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company common stock”), other than (i) shares held in the treasury of the Company or owned by Merger Sub immediately prior to the Effective Time and, (ii) shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Delaware law, if any, will be converted into the right to receive $7.20 in cash, without interest and less any applicable withholding tax (the “Merger Consideration”).

Effects of the Merger	If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. Upon completion of the Merger, shares of Company common stock, other than (i) shares held in the treasury of the Company or owned by Merger Sub immediately prior to the Effective Time, and (ii) shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal rights in accordance with Delaware law, if any, will be converted into the right to receive the Merger Consideration. Following completion of the Merger, the Company’s common stock will be delisted from the Nasdaq and no longer publicly traded. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.

The Special Meeting of Stockholders (See “The Special Meeting of Stockholders” on page 18)	Place, Date and Time. The special meeting will be held at [ ] on [ ], 2008, at [ ] a.m., local time.

Purpose. You will be asked to consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Company common stock as of [ ] p.m. Pacific Standard Time on [ ], 2007, which time on that date is the record date for the special meeting. As of the record date there were [ ] shares of Company common stock outstanding and entitled to vote, held by approximately [ ] holders of record. The presence in person or by proxy of a majority of the issued and outstanding shares of Company common stock at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required For Adoption of the Merger Agreement. The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company common stock. The failure to vote has the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Vote Required For Adjournment. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting.

Who Can Vote at the Special Meeting. You may vote at the special meeting all of the shares of Company common stock you own of record as of the record date. You may vote any shares you hold of record in person at the special meeting, even if you have returned a proxy card and your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Procedure for Voting. You may vote your shares by attending the special meeting and voting in person or you may submit a proxy by telephone, the Internet or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise Morrow & Co, LLC, 470 West Avenue,

Stamford, Connecticut 06902 ((203) 658-9400) (“Morrow”), the Company’s proxy solicitor, in writing, that you are revoking your proxy and deliver a new proxy dated after the date of the earlier proxy being revoked, or submit a later-dated proxy by telephone or the Internet at or before the special meeting, before your shares of Company common stock have been voted at the special meeting, or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Determination of the Board of Directors (See “The Merger—Reasons for the Merger” on page 21)	Board of Directors. The Company’s board of directors, by unanimous vote, recommends that you vote “FOR” the adoption of the Merger Agreement. The board of directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) recommended that the stockholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting, and (iv) authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 24)	In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the treatment of shares and options held by the directors and officers, as well as indemnification and insurance arrangements with officers and directors and change in control severance benefits that may become payable to certain officers if the Merger is consummated. These interests, to the extent material, are described below under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Opinion of Our Financial Advisor (See “Opinion of Our Financial Advisor” on page 28)	On December 11, 2007, Oppenheimer & Co., Inc. (“Oppenheimer”) delivered its opinion to our board of directors that, as of December 11, 2007 and based upon and subject to the various assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $7.20 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the draft Agreement and Plan of Merger, dated December 11, 2007 (the “Draft Merger Agreement”) was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated December 11, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer in rendering its opinion, is attached as Annex B to this proxy statement and incorporated by reference into this proxy statement. We encourage you to read the entire opinion carefully. Oppenheimer provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. Oppenheimer’s opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Merger. Pursuant to an engagement letter between the Company and Oppenheimer, the Company agreed to pay Oppenheimer a fee of $400,000 for its services, half of which was paid to Oppenheimer upon Oppenheimer’s delivery of its written opinion, and half of which is payable upon consummation of the Merger. A brief summary of the material analyses performed by Oppenheimer in connection with its opinion as well as other information pertinent to its opinion is set forth below under “Opinion of Our Financial Advisor.”

Financing (See “Financing” on page 27)	A portion of the funds required to pay the Merger Consideration are being obtained by Rocket pursuant to a credit facility with [Wells Fargo Foothill] (“WFF”). Although WFF has consented to the Merger, Rocket’s ability to draw the funds necessary to fund the Merger Consideration will be subject to its compliance with the covenants and other terms of the loan documents governing the credit facility with WFF. If Rocket is unable to obtain the funds necessary to pay the Merger Consideration, either pursuant to the credit facility with WFF or otherwise, Rocket will be in breach of the Merger Agreement.

Procedure for Receiving the Merger Consideration See “The Merger Agreement Exchange and Payment Procedures” on page 40)	Rocket will appoint a paying agent reasonably acceptable to us to coordinate the payment of the applicable portion of the aggregate Merger Consideration following the Merger. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the applicable portion of the Merger Consideration. Please do not send in your share certificates now.

Material United States Federal Income Tax Consequences (See “Material United States Federal Income Tax Consequences” on page 36)	The Merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock generally will result in you recognizing gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in your shares of Company common stock. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Conditions to the Merger (See “The Merger Agreement—Conditions to the Merger” on page 48)	Before we can complete the Merger, a number of conditions must be satisfied. These conditions include:

• the Company’s stockholders shall have adopted the Merger Agreement and approved the Merger;

• all consents, approvals and authorizations necessary for the Company to consummate the Merger shall have been obtained;

• no action shall be pending that has a reasonable likelihood of success challenging the Merger Agreement or the Merger or seeking to delay or otherwise impede the consummation of the Merger;

• the expiration or termination of any applicable waiting period under any applicable antitrust laws;

• no governmental authority having enacted any law or order making the Merger illegal or otherwise prohibiting the consummation of the Merger;

•   the performance, in all material respects, by all parties to the Merger Agreement of their respective agreements and covenants in the Merger Agreement, and the representations and warranties of the Company, Rocket and Merger Sub in the Merger Agreement being true and correct, subject to certain “Material Adverse Effect” qualifications (as defined below under “The Merger Agreement—Representations and Warranties”);

• the non-occurrence of any change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

• the holders of a less than 10% of the Company’s outstanding shares of Common Stock shall have elected to exercise their dissenters rights under Delaware law.

• the Company shall not have indebtedness to third parties in excess of $500,000, excluding accounts payable, trade payables and capital lease obligation.

Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Solicitation of Alternative Proposals	We have agreed not to:
(See “The Merger Agreement—Solicitations of Alternative Proposals” on page 45)

•   solicit, accept or initiate, encourage or facilitate, directly or indirectly, any inquiries proposals or offers with respect to a Competing Proposal (as defined below under “The Merger Agreement—Solicitation of Alternative Proposals” (including by way of furnishing information); or

•   participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Proposal or take any action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Competing Proposal;

Notwithstanding these restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, if the Company receives a written Competing Proposal that our board of directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Competing Proposal (as defined below under “The Merger Agreement—Solicitation of Alternative Proposals”), the Company may, subject to certain conditions:

• furnish information to the third party making the Superior Competing Proposal; and

• engage in discussions or negotiations with the third party with respect to the Superior Competing Proposal.

In addition, our Board of Directors may, if our board of directors determines in good faith, after consultation with the Company’s outside counsel, that the failure to take such action would reasonably be expected to be a breach of the board of directors fiduciary duties under applicable law, (i) withdraw, modify or change its approval and recommendation of the Merger Agreement and the Merger, (ii) approve or recommend to the Company’s stockholders a Superior Competing Proposal, or (iii) terminate the Merger Agreement and enter into a definitive agreement with respect to a Superior Competing Proposal if we receive a bona fide written Competing Proposal that our board of directors determines in good faith, after consultation with the Company’s outside counsel and financial advisors, is a Superior Competing Proposal (after giving effect to any adjustments to the terms of the Merger Agreement offered by Rocket).

Termination (See “The Merger Agreement—Termination” on page 50)	The Company and Rocket may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including (in each case subject to certain limitations and exceptions):

• by Rocket or the Company, if:

• the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof;

• the closing of the Merger has not occurred on or before February 28, 2008 (the “Termination Date”);

•      there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement that would result in the failure of certain closing conditions and that breach has not been cured within 30 days following delivery of written notice by the terminating party;

• any law restrains, enjoins or prohibits the Merger;

•   by Rocket, if the board of directors changes, qualifies, withdraws or modifies in a manner adverse to Rocket, its recommendation that the Company’s stockholders approve and adopt the Merger Agreement;

• by Rocket, if the Company shall have approved or recommended a Competing Transaction; or

• any law restrains, enjoins or prohibits the Merger;

•   by the Company, if, prior to the adoption of the Merger Agreement by the stockholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Proposal is a Superior Competing Proposal (after giving effect to any adjustments to the terms of the Merger Agreement offered by Rocket).and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Proposal.

Termination Fees (See “The Merger Agreement—Termination Fees” on page 51)	The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances the Company will be required to pay Rocket a termination fee of $2 million. These circumstances include a termination of the Merger Agreement by:

(i) the Company either because of the failure of the stockholders to adopt the Merger Agreement and approve the Merger or the failure of the Merger to be consummated prior to the Termination Date and, within one year of the date of such termination the Company enters into a definitive agreement for a Competing Transaction,

(ii) Rocket, if (a) if our board of directors changes, qualifies, withdraws or modifies in a manner adverse to Rocket, its recommendation that the Company’s stockholders approve and adopt the Merger Agreement, (b) the Company approves or recommends a Competing Transaction,

(iii) the Company, if, prior to the adoption of the Merger Agreement by the stockholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Proposal is a Superior Competing Proposal (after giving effect to any adjustments to the terms of the Merger Agreement offered by Rocket).and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Proposal.

The Company will be obligated to reimburse Rocket for its expenses, up to $2.0 million, incurred in connection with the Merger Agreement and the Merger if the Company or Rocket terminate the Merger Agreement as a result of the failure of the stockholders to adopt the Merger Agreement and approve the Merger.

Company’s Stock Price (See “Market Prices of Company Common Stock and Dividend Data” on page 52)	The Company common stock is listed on Nasdaq National Market (“Nasdaq”) under the trading symbol “NTMN.” On December 11, 2007 which was the last trading day immediately prior to the date on which we announced the approval of the Merger Agreement by our board of directors, the Company common stock closed at $3.69 per share and the average closing stock price of the Company common stock during the 30 trading days ended December 11, 2007, was $3.99 per share. On [ , 2008], which was the last trading day before this proxy statement was printed, the Company common stock closed at [$ ] per share.

Shares Held by Directors and Executive Officers (See “Security Ownership By Certain Beneficial Owners and Management and Related Stockholders” on page 53)	As of December 31, 2007, the directors and executive officers of the Company beneficially owned approximately 21.36% of the shares of Company common stock entitled to vote at the special meeting, assuming the Company’s outstanding options are not exercised.

Dissenters’ Rights of Appraisal (See “Dissenters’ Rights of Appraisal” on page 56)	The Delaware General Corporation Law (“DGCL”) provides you with appraisal rights in connection with the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are entitled to have the fair value of your shares determined by a Delaware court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written objection to the Merger before the Merger Agreement is voted on at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

QUESTIONS

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Morrow & Co., LLC, at:

470 West Avenue

Stamford, Connecticut 060902

(203) 658-9400

Stockholders Call Toll-Free:

Banks and Brokers Call Collect:

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of NetManage, Inc. To fully understand the Merger, please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company pursuant to the Merger Agreement by Rocket, respectively, solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. If the Merger Agreement is adopted by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company (the “surviving corporation”). Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger and will become wholly-owned by Rocket and shares of Company common stock will not be publicly traded after the Merger.

Q:	What will I receive for my shares of Company common stock in the Merger?

A:	Upon completion of the Merger, you will receive $7.20 in cash, without interest and less any applicable withholding tax, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $720.00 in cash in exchange for your shares of Company common stock. The total amount paid per share of Company common stock is referred to in this proxy statement as the “Merger Consideration”.

Q:	How will options to purchase Company common stock be treated in the Merger?

A:	Except as otherwise agreed by Rocket and a holder of options to purchase Company common stock, each outstanding option to purchase Company common stock (a “Company Stock Option”) that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment, without interest and less any applicable withholding tax, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (ii) the number of shares of Company common stock issuable upon exercise of such Company Stock Option. As of the Effective Time, Company Stock Options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company Stock Options, except the right to receive the cash payment, if any, described in the preceding sentence.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at [ ] on [ ], 2008, at [ ] a.m., local time.

Q:	Are all Company stockholders as of the record date entitled to vote at the special meeting?

A:	Yes. All stockholders who owned Company common stock at [ ] p.m. Pacific Standard Time on , 2008, will be entitled to receive notice of the special meeting and to vote the shares of Company common stock that they hold on that date at the special meeting, or any adjournments of the special meeting.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on the record date may be voted by you. These shares include shares that are: (i) held directly in your name as the stockholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the special meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the special meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the special meeting. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the special meeting.

Registration and seating will begin at [    ] a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, when you vote via the Internet, by telephone or when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the Merger.

Q:	What vote of the Company’s stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, stockholders holding a majority of the outstanding shares of Company common stock at [ ] p.m. Pacific Standard Time on [ ,2008], on the record date must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote for these purposes. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholder holding a majority of the outstanding shares of Company common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the special meeting. Only votes cast “FOR” a matter constitute affirmative votes. Abstentions are counted for quorum purposes, but since they are not votes cast “FOR” a particular matter, they will have the same effect as negative votes or a vote “AGAINST” a particular matter.

Q:	Does our board of directors recommend that our stockholders vote “FOR” the adoption of the Merger Agreement?

A:	Yes. After careful consideration, the board of directors by unanimous vote, recommends that you vote:

•

“FOR” the adoption of the Merger Agreement. You should read “The Merger—Reasons for the Merger” beginning on page [    ] of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement.

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 24.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company common stock you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which are described in this proxy statement under the caption “Dissenters’ Rights of Appraisal” beginning on page 56.

Q:	What effects will the proposed Merger have on the Company?

A:

If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by Rocket. Upon completion of the Merger, your shares of Company common stock will be converted into the right to receive the Merger Consideration, unless you have properly exercised your appraisal rights. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder. You will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Company common stock and the Company’s reporting obligations with respect to the Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the Merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of February, 2008, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our stockholders and receipt of certain regulatory approvals (as defined below under “The Merger Agreement -Effective Time”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, including the conditions described below under “The Merger Agreement—Conditions to the Merger” beginning on page 48 of this proxy statement, the Merger Agreement may terminate as a result.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and shares of Company common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Rocket a termination fee or reimburse Rocket for the out-of-pocket expenses as described under the caption “The Merger Agreement—Termination Fees.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the information incorporated by reference, and to consider how the Merger affects you. If you are a stockholder as of the record date, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and returning each proxy card in the postage-paid envelope provided or submitting your proxy by telephone or the Internet prior to the special meeting.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company in writing or by submitting a later-dated new proxy by telephone, the Internet or by mail to [ ], [ ]. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign, date and return all of the proxy cards you receive (or submit your proxy by telephone or the Internet) to ensure that all of your shares are voted.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will, upon request reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Morrow & Co, LLC to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay Morrow & Co. a fee of approximately [ ].

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the applicable portion of the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the applicable portion of the Merger Consideration to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Morrow & Co., LLC , toll-free at telephone: (203) 658-9400. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward looking” statements based on estimates and assumptions. Forward looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are “forward looking” statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “Opinion of Our Financial Advisor,” and “Regulatory Approvals,” and in statements containing the words “believes,” “estimates,” “expects,” “anticipates,” “intends,” “contemplates,” “may,” “will,” “could,” “should,” or “would” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of the Company through the date of the completion of the Merger;

•	the satisfaction of the closing conditions set forth in the Merger Agreement, including the approval of the Company’s stockholders and regulatory approvals;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a $2 million termination fee;

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed Merger;

•	the failure of the Merger to close for any reason;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Merger;

•	any significant delay in the expected completion of the Merger;

•	regulatory review, approvals and restrictions;

•	the amount of the costs, fees, expenses and charges related to the Merger and the final terms of the financings that will be obtained for the Merger;

•	diversion of management’s attention from ongoing business concerns;

•	the need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•

and other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page [    ].

THE PARTIES TO THE MERGER

NetManage, Inc.

NetManage, Inc. was incorporated in 1990 as a California corporation and reincorporated in Delaware in 1993 in connection with our initial public offering. We operate through only one business segment. Please see Item 8, Financial statements and supplementary data, of our Annual Report on Form 10-K for the year ended December 31, 2006 for more details. We develop and market software and service solutions that are designed to enable our customers to access and leverage the investment they have in their corporate business applications, processes, and data. We provide a range of personal computer, browser-based and server-based software products and tools. These products allow our customers to access and leverage applications, business processes and data on IBM and IBM compatible mainframe computers, IBM mid-range computers such as the iSeries, (often referred to as host access), in packaged applications, middleware and databases such as SAP, Siebel, Oracle and PeopleSoft, amongst others, and on UNIX and Microsoft-based servers. We provide support, maintenance, and technical consultation services to our customers in association with the products we develop and market. We provide applications and management consultancy to our customers primarily in association with the server-based products we deliver that are designed to allow customers to develop and deploy new web-based applications and services.

Rocket Software, Inc.

Rocket Software, Inc. is a global software development firm that builds and services Enterprise Infrastructure products for the world’s leading OEMs, networks and software companies. The company’s current lines of business complement and extend strategic OEM offerings in the areas of business intelligence, enterprise and mobile security, relational databases, mobile and wireless computing, and operational support systems (OSS). Rocket Software is based in Newton, Massachusetts.

Eastern Software, Inc.

Merger Sub is a newly formed Delaware corporation and a wholly-owned subsidiary of Rocket, and was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company. The Company will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held at [    ] on [            ], 2008, at [    ] a.m., local time, or at any adjournment thereof. The purpose of the special meeting is to consider and vote on the proposal to adopt the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Who Can Vote at the Special Meeting

In accordance with the Company’s bylaws, the board of directors has set [            ] p.m. Pacific Standard Time on [                    , 2008], as the record date. The holders of record of Company common stock as of the record date are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On December 31, 2007, there were [            ] shares of Company common stock outstanding held by approximately [            ] holders of record.

Vote Required for Adoption of the Merger Agreement; Quorum

The adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. The failure to vote has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The holders of a majority of the outstanding shares of Company common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purposes of determining a quorum and for transacting all business, unless the holder is present solely to object to the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the board of directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by proxies voted by telephone, the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors. After careful consideration, the board of directors unanimously recommends a vote “FOR” adoption of the Merger Agreement. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 24.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. The Company does not know of any matter to be presented at the special meeting other than the proposal to adopt the Merger Agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies).

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either send a signed written notice to [            ] revoking your proxy, submit a proxy by telephone, Internet or mail dated after the date of the earlier proxy you wish to change or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company has retained Morrow & Co., LLC to assist in its solicitation of proxies in connection with the special meeting. Morrow & Co, LLC may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Company has agreed to reimburse Morrow & Co, LLC for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay it customary fees in connection with the proxy solicitation. The Company also, upon request, will reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Submitting Proxies Via the Internet or by Telephone

Our stockholders of record as of the record date and many of our stockholders who hold their shares of Company common stock through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at [ ] and following the instructions on the website; or

•	by telephone by calling the toll-free number [1- - - ] in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting, of the time, date and place of the adjourned meeting. If no quorum exists, the Chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us to enhance stockholder value. As part of this on-going process, during August 2007 Mr. Alon had several discussions with Mr. Johan Gedda, the Executive Vice President of Business Development of Rocket, regarding strategic transactions between the two companies. During these discussion Mr. Gedda indicated that Rocket may be interested in acquiring the Company but did not did not make any proposals regarding the price or structure of a transaction. Accordingly, Mr. Alon and Mr. Gedda agreed to continue their discussions and on August 31, 2007, the Company and Rocket signed a mutual non-disclosure agreement.

Beginning in September 2007 and continuing into the beginning of October 2007, Mr. Alon also began a series of discussions with another entity (the “Initial Bidder”) regarding a potential strategic relationship, including the potential acquisition of the Company. On October 10, the Company signed a non-disclosure agreement with the Initial Bidder. Following the execution of this non-disclosure agreement, the Initial Bidder commenced its due diligence investigation of the Company.

The Company continued discussion with Rocket throughout October. On November 1, 2007, the Company received a letter from the Initial Bidder pursuant to which the Initial Bidder expressed its interest in entering into negotiations of a definitive agreement to acquire the Company for cash at a price per share of our Common Stock that represented a premium to the current market price of our Common Stock, subject to the Company satisfying certain criteria.

On November 6, 2007, Mr. Alon met with the Chief Executive Officer of the Initial Bidder to discuss the Company’s concerns with the Initial Bidder’s offer. Subsequent to that meeting on November 6, 2007, the Initial Bidder provided the Company with a revised letter expressing the Initial Bidder’s interest in entering into negotiations of a definitive agreement to acquire the Company for a higher per share price in cash, subject to the Company satisfying certain criteria.

On the same day, Mr. Gedda, on behalf of Rocket, delivered an initial due diligence request to the Company.

On November 7, 2007, the Company’s board of directors met to discuss the status of the Company’s discussions with the Initial Bidder, Rocket and an additional company that had expressed an interest in pursuing discussions regarding a strategic relationship with the Company.

On November 9, 2007, the Company responded to the Initial Bidder’s letter of November 6, 2007 with changes to certain of the terms contained therein, including a proposal to defer negotiation of the price until negotiation of the definitive agreements.

On November 12, 2007, the Initial Bidder provided written notification to the Company that it was unwilling to alter its offer as set forth in its November 6, 2007 letter.

From the beginning of November until November 14, Mr. Regev addressed Mr. Gedda’s due diligence questions and had numerous discussions with Rocket’s senior officers.

On November 14, 2007, Rocket provided the Company with a letter expressing an interest by Rocket in negotiating the terms of an acquisition of the Company at a price of $7.10 in cash for each share of the Company’s Common stock.

From November 12, 2007 through November 20, 2007, the Company continued its discussion with senior officers of the Initial Bidder. On November 20, 2007, the Initial Bidder provided the Company with written notification that it was terminating its acquisition discussions with the Company.

From November 14, 2007 until November 21, 2007, Mr. Alon and Mr. Regev continued their discussions with Mr. Gedda regarding the terms of Rocket’s November 14, 2007 letter. During this time period Mr. Alon and Mr. Regev provided responses Mr. Gedda due diligence questions. On November 21, 2007, Mr. Gedda, on behalf of Rocket, provided the Company with a revised letter expressing Rocket’s interest in negotiating an acquisition of the Company for $7.20 in cash for each share of Company Common Stock, subject to completion of Rocket’s due diligence and receipt of consent from Rocket’s primary lender.

From November 21, 2007 through December 1, 2007, Mr. Alon and Mr. Regev continued discussions with Mr. Gedda regarding the terms of Rocket’s November 21, 2007 letter.

On December 1, 2007 the Company received a first draft of the Merger Agreement from Rocket’s legal counsel. From December 1 to December 11, 2007, the Company, Rocket and their respective legal counsel negotiated the terms of the Merger Agreement.

On December 3, 2007, the Company’s board of directors met to discuss the terms of Rocket’s letter of November 21, 2007.

On December 11, 2007, the Company’s board of directors met to discuss the Draft Merger Agreement. At this meeting the board of directors received a presentation from Oppenheimer who reviewed with the board of directors its financial analysis of the merger consideration proposed by Rocket and rendered to the board of directors an oral opinion, which oral opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the $7.20 per share in cash to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Oppenheimer, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Oppenheimer in rendering its opinion, is attached as Annex B to this proxy statement and incorporated by reference into this proxy statement.

After additional discussion and deliberation with its advisors, the board of directors determined by unanimous vote that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, approved the Merger and the Merger Agreement and resolved to recommend to the stockholders of the Company approval of the Merger and approval and adoption of the Merger Agreement.

After the meeting was adjourned, the Company, Rocket and Merger Sub executed the Merger Agreement and issued a press release announcing the Merger.

Reasons for the Merger

Determinations of the Board of Directors

On December 11, 2007, after careful consideration, the board of directors, by unanimous vote, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the Company and its stockholders, and recommends that you vote “FOR” the adoption of the Merger Agreement. In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the board of directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 24.

•	In reaching its decisions our board of directors consulted with its financial and legal advisors, and considered a number of factors, including, but not limited to, those set forth below:

•

The board of directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of the Company, including the challenges faced by the Company and other risks inherent in achieving our plans.

•

The judgment of the disinterested directors regarding the prospects of the Company based on its current and historical performance, management’s projections, the uncertainties regarding industries in which the Company operates and the risks inherent in achieving management’s projections.

•	The results of the board of directors’ review of the strategic alternatives available to the Company.

•

The financial presentation and analysis, including the written opinion dated December 11, 2007 of Oppenheimer to the board of directors, to the effect that as of that date, and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $7.20 per share in cash to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders as described under “Opinion of Our Financial Advisor.” The full text of Oppenheimer’s written opinion is attached to this proxy statement as Annex B and incorporated by reference into this proxy statement.

•

The current and historical market prices of the Company’s common stock and the premium over the recent historical market prices of our common stock reflected in the $7.20 price per share, a premium of approximately 80.5% above the average closing price of the Company common stock during the 30 trading days ended December 11, 2007, the last trading day prior to the announcement of the Merger, and a premium of approximately 54% over the average closing trading price of the Company common Stock over the one year period ended December 11, 2007.

•	The fact that the $7.20 price per share reflected the highest proposal received.

•	The terms of the Merger Agreement and the related agreements, including:

1. the fact that the Merger Agreement permits the Company to respond to Competing Proposals, and upon payment of a fee of $2 million, to accept a proposal that our board of directors determines to be superior to the terms of the Merger Agreement and the transactions contemplated thereby, under certain circumstances as more fully described under “The Merger Agreement—Solicitation of Alternative Proposals”;

2. the provisions of the Merger Agreement that allow our board of directors, under certain circumstances, to change its recommendation that the Company’s stockholders vote in favor of the adoption of the Merger Agreement; and

3. the limited number and nature of the conditions which must be satisfied prior to the consummation of the Merger under the Merger Agreement.

•	The fact that the consideration to be received in the Merger by the holders of the outstanding shares of Company common stock is all cash.

•

The understanding of the directors, after consulting with their financial and legal advisers, that the termination fee of $2 million to be paid by the Company if the Merger Agreement is terminated under certain circumstances, was reasonable, customary and not preclusive.

•	The availability of appraisal rights to our stockholders who comply with all required procedures under Delaware law.

•	The experience of Rocket in completing acquisitions.

The board of directors also considered the following potentially negative factors in reaching its decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement:

•	The risk that the due diligence and lender approval conditions for the consummation of the Merger might not be obtained.

•	The fact that the consideration received in the Merger will be taxable to the stockholders of the Company.

•

The fact that the stockholders would have no continuing equity interest in the Company following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public.

•

The fact that the interests of certain directors and officers of the Company are different in certain respects from the interests of stockholders generally, as described under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” including potential payments to be made to members of the Company’s management in the transaction.

•

The restrictions on the conduct of our business prior to the consummation of the Merger, which, subject to specific limitations, may delay or prevent the Company from taking certain actions during the time that the Merger Agreement remains in effect.

•

The requirement that under the terms of the Merger Agreement, the Company would pay Rocket a termination fee if it were to terminate the Merger Agreement to accept a Superior Competing Proposal for the acquisition of the Company, if the board of directors were to change its recommendation concerning the Merger Agreement, and in certain other circumstances (including, in some instances, if stockholders do not vote to adopt the Merger Agreement), and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, the Company.

•

The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s businesses.

•

The risk that while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our stockholders.

•

The approvals required for consummation of the transaction, including the potential approval of the U.S. Department of Justice under the HSR Act, and the time periods that may be required to obtain such approval.

The board of directors considered all of the factors as a whole and the board of directors unanimously considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and declare advisable in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend that the Company’s stockholders approve and adopt the Merger Agreement.

In view of the variety of factors considered in connection with its evaluation of the Merger, the board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

The foregoing discussion of our board of directors’ considerations concerning the Merger is forward looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of the Board of Directors

After careful consideration our board of directors by unanimous vote:

•	determined that the Merger is fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	recommended that the stockholders of the Company vote in favor of the Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting; and

•	authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Company Stock Options

As of the record date, there were [    ] outstanding Company stock options held by our directors and executive officers under the Company’s stock option plans. Of these Company stock options, [    ] have an exercise price below $7.20, and are considered “in the money.” Each outstanding Company stock option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of Company common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive the cash payment, if any, described in the preceding sentence.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested “in the money” options as of December 11, 2007, the aggregate number of shares of Company common stock subject to outstanding unvested “in the money” options that will become fully vested in connection with the Merger, the weighted average exercise price and value of such unvested “in the money” options, and the weighted average exercise price and value of vested and unvested “in the money” options. The information in the table assumes that all options remain outstanding on the closing date of the Merger.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options	Value of Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options
Zvi Alon	551,750	131,337	$4.73	$323,772	$4.97	$1,228,740
John Bosch	26,631	8,284	5.24	16,223	5.46	46,455
Uzia Galil	28,955	8,284	5.24	16,223	5.58	46,919
Shelley Harrison	214,135	108,084	4.40	303,133	3.43	807,207
Darrell Miller	23,446	8,284	5.24	16,223	5.25	45,818
Abraham Ostrovsky	25,328	8,284	5.24	16,223	5.38	46,194
Harry Saal	20,000	15,667	4.96	35,077	4.98	44,480
Omer Regev	90,000	90,000	4.66	228,600	4.66	228,600
Ido Hardonag	115,517	43,953	4.58	115,142	3.98	371,679
Cheli Aflalo-Karpel	63,730	39,840	4.52	106,623	5.01	139,883

Severance and Retention Bonuses

Effective September 17, 2007, we instituted a plan to grant certain key employees of the Company retention and severance benefits pursuant to Key Employee Retention and Severance Benefits Agreement (the “ Retention Plan”). A copy of the Plan is included as an exhibit to the Report on Form 8-K filed by us on December 7, 2007.

The Retention Plan was instituted to retain existing key employees by providing them with additional stock options and retention bonuses. Subject to the forfeiture provisions in each agreement executed by a key employee, the Retention Plan will provide key employees of the Company with options under the Company’s 1999 Non-statutory Stock Option Retention Plan and cash retention bonuses. The options will vest over two years with 50% of the shares subject to the option vesting on the one-year anniversary of the date of grant and with the balance vesting on the two-year anniversary of the date of grant. The key employees who will participate in the Retention Plan and number of shares granted to each key employee will be determined by the Company’s Compensation Committee. If a key employee is terminated within two years following the date of a Change of Control (as defined in the Retention Plan) of the Company (as defined in the Retention Plan) without Cause or during this period Employee voluntarily terminates employment for Good Reason (as defined in the Retention Plan), any unvested Options granted pursuant to this Agreement shall immediately fully vest and become exercisable on Employee’s termination date. In addition, in the event of a Change of Control of the Company, if the surviving company, successor company or parent company, as applicable, does not assume any Options granted pursuant to the Retention Plan then held by Employee, any unvested portion of such Options shall immediately fully vest and become exercisable immediately prior to the effective time of the Change of Control. The acceleration of the vesting of these options is reflected in the table above.

Each key employee subject to the Retention Plan will also receive a cash bonus equal to twenty five percent of the employee’s base salary on the one-year anniversary of the grant date and a cash bonus equal to 50% of the employee’s base salary on the two-year anniversary of the grant date. A key employee must be continually employed by the Company from the grant date to the specified payment date in order to receive any retention bonus. Payment of retention bonus shall be done as soon as possible after becoming due but not later than two and one-half (2  1/2) months following the taxable year of Employee in which such payment becomes due and payable. If a key employee is terminated within two years following the date of a Change of Control of the Company without Cause or during this period Employee voluntarily terminates employment for Good Reason, any unpaid portion of this cash bonus will become due and payable immediately. In addition, in the event of a Change of Control of the Company, if the surviving company, successor company or parent company, as applicable, does not assume these bonus obligations granted pursuant to the Retention Plan, any unpaid portion of this cash bonus will become due and payable immediately.

The Retention Plan provides for cash severance benefits to be paid to a key employee in the event a key employee is terminated under specific circumstances, including: if the key employee is terminated within two years following the date of a Change of Control of the Company without Cause or if during this period he or she voluntarily terminates his or her employment for Good Reason and executes a standard release agreement. The amount of such severance benefits will be determined by the Company’s Compensation Committee. Also included are COBRA continuation coverage benefits for health, dental and vision insurance for a period equal to the amount of time the key employee receives severance payments. The Company shall also reimburse the key employee for a limited amount of outplacement service expenses actually incurred by the key employee.

Assuming that each executive officer is involuntarily terminated without “Cause” or such employee terminates employment for “Good Reason” during the two-year period following the Effective Time, the aggregate amount of unpaid retention bonus and cash severance benefits that would be payable is:

Name	Estimated Potential Cash Retention and Severance

Zvi Alon	$1,057,500
Omer Regev	350,000
Ido Hardonag	385,939
Cheli Aflalo-Karpel	364,635

Indemnification and Insurance

Under the terms of the Merger Agreement, all current rights of indemnification provided by the Company for its current and former directors or officers shall survive the Merger and continue in full force and effect for the six years following the Effective time. Rocket has also agreed that the surviving company will continue to indemnify, defend and hold harmless, and advance expenses to the Company’s current and former directors or officers to the fullest extent required by the Company’s certificate of incorporation or bylaws .

In addition, Rocket shall cause the surviving corporation to obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing policy of the Company, unless the cost of the policies would exceed $160,000, in which case the coverage will be the greatest amount available for an amount not exceeding $160,000.

FINANCING

The total amount of funds necessary to complete the Merger is anticipated to be approximately $            million , consisting of (i) approximately $            million to pay the Company’s stockholders and option holders the amounts due to them under the Merger Agreement (ii) approximately $1.0 million to pay the fees and expenses of the Company’s advisors and agents engaged in connection with the transactions contemplated by the Merger Agreement, assuming that no Company stockholder validly exercises and perfects its appraisal rights. These payments are expected to be funded by Rocket using cash available to Rocket, funds provided under Rocket’s primary credit facility and cash available to the Company.

OPINION OF OUR FINANCIAL ADVISOR

Opinion of Oppenheimer & Co. Inc.

Pursuant to an engagement letter, dated December 10, 2007, the Company retained Oppenheimer to provide it with financial advisory services and a fairness opinion in connection with a possible merger or sale of the Company. At a special meeting of the Company’s board of directors on December 11, 2007, Oppenheimer rendered its oral opinion, subsequently confirmed in writing, that as of December 11, 2007, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, that the merger consideration to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated as of December 11, 2007 and as approved by Oppenheimer’s Fairness Opinion Committee, is attached hereto as Annex B and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion. We encourage you to read the entire opinion carefully. Oppenheimer’s opinion is directed to the Company’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of outstanding shares of Company common stock pursuant to the Draft Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger or other alternative transactions and does not constitute a recommendation to any holder of shares of Company common stock as to how to vote at any stockholders’ meeting to be held in connection with this transaction. Furthermore, Oppenheimer expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the merger consideration to be received by the public holders of shares of Company common stock in the Merger or with respect to the fairness of any such compensation. The summary of the opinion of Oppenheimer set forth below is qualified in its entirety by reference to the full text of the opinion. In connection with rendering its opinion, Oppenheimer, among other things:

(i) reviewed the Draft Merger Agreement;

(ii) reviewed certain publicly available information and other data with respect to the Company that Oppenheimer believed to be relevant to Oppenheimer’s analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the Company’s interim report on Form 10-Q for the fiscal quarter ended September 30, 2007;

(iii) reviewed certain other publicly available Securities and Exchange Commission filings made by the Company, including the Company’s 2007 proxy statement and current reports on Form 8-K filed through December 11, 2007;

(iv) reviewed certain financial and operating information with respect to the business, operations and prospects of the Company furnished to Oppenheimer by the management of the Company, including projections of the future financial performance of the Company prepared by the management team of the Company;

(v) reviewed the stock price and volume trading history, from December 11, 2006 through December 10, 2007, of the Company’s common stock;

(vi) reviewed the financial terms of the Merger as set forth in the Draft Merger Agreement and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions involving companies that Oppenheimer deemed relevant and the consideration received for shares of such companies;

(vii) reviewed certain publicly available financial information relating to certain other companies Oppenheimer deemed to be reasonably similar to the Company, and the trading markets for such companies’ securities;

(viii) conducted discussions with certain members of senior management of the Company concerning the Company’s business and operations, assets, present condition and future prospects; and

(ix) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as Oppenheimer deemed, in its sole judgment, to be necessary, appropriate or relevant to render the opinion.

In conducting its review and arriving at its opinion, Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Oppenheimer by the Company for the purposes of its opinion and further assumed that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial information made available to Oppenheimer. In addition, Oppenheimer assumed that the historical financial statements of the Company reviewed by Oppenheimer were prepared in accordance with U.S. generally accepted accounting principles, consistently applied and fairly presented the financial condition and results of operations of the Company as of the dates and for the periods covered thereby. Oppenheimer further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading.

With respect to the forecasts, projections and analyses provided to Oppenheimer by the Company, Oppenheimer assumed that they represented the best currently available estimates and judgments of the Company’s management as to the future financial condition and results of operations of the Company, and that such forecasts, projections and analyses had been reasonably and accurately prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. Oppenheimer assumed that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times projected, and Oppenheimer assumes no responsibility for and expresses no view as to such forecasts, projections and analyses or the assumptions on which they are based.

Oppenheimer assumed that in connection with the receipt of financing and all necessary governmental, regulatory or other approvals and consents required for the Merger, no modifications, delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the Merger and that the final executed merger agreement and related documents would not differ in any material respects from the Draft Merger Agreement and related documents that would be material to Oppenheimer’s analysis and that the Merger would be consummated in accordance with the terms of the final executed merger agreement and related documents, without revision or modification of any term, condition or agreement therein that would be material to Oppenheimer’s analysis. Oppenheimer further assumed that the representations and warranties made by the Company, Rocket and Merger Sub in the Draft Merger Agreement were and will be true and correct in all respects.

Oppenheimer is not a legal, tax or regulatory expert and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory experts with respect to such matters. In conducting its review and arriving at its opinion, Oppenheimer was not requested to make, and did not make, obtain or assume any responsibilities for, any independent evaluation or appraisal of any of the assets or liabilities (tangible or intangible, contingent or otherwise) of the Company, nor was Oppenheimer furnished with any such evaluations or appraisals. Oppenheimer was not requested to conduct, and did not conduct, a physical inspection of the properties or facilities of the Company, nor was Oppenheimer requested to evaluate, and has not evaluated, the solvency of the Company or Rocket under any state or federal laws relating to bankruptcy, insolvency or similar matters. Oppenheimer’s opinion was necessarily based on financial, economic, market and other conditions as they exist on, and the information made available to Oppenheimer as of, December 11, 2007. Events occurring after December 11, 2007 may affect Oppenheimer’s opinion and the assumptions used in preparing it, and Oppenheimer did not assume any obligation to update or revise its opinion. In arriving at its opinion, Oppenheimer was not authorized to solicit, and did not solicit, interest from a broad range of parties with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did Oppenheimer negotiate with any of the parties.

Summary of Material Analyses Performed

The following is a brief summary of the material analyses performed by Oppenheimer in connection with its oral opinion and the preparation of its written opinion letter, dated December 11, 2007. The various analyses summarized below were based on the closing price of $3.72 (“Pre-Deal Closing Price”) for the common stock of the Company as of December 11, 2007, the last full trading day prior to the meeting of the Company’s board of directors to consider and approve, adopt and authorize the Draft Merger Agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Oppenheimer, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses conducted by Oppenheimer.

Trading Analysis. Oppenheimer performed a trading analysis with respect to the historical share prices of Company common stock. Oppenheimer reviewed the closing prices of Company common stock for various periods ending on December 11, 2007. The following table presents the results of Oppenheimer’s analysis based on the merger consideration of $7.20 per share of common stock in cash:

Period Ending December 11, 2007	Closing Prices	Premium (Implied by Merger Consideration of $7.20 Per Share of Common Stock)
12 Month High	$5.92	21.6%
12 Month Low	$3.60	100.0%
One Day	$3.65	97.3%
5 Day	$3.71	94.1%
10 Day	$3.81	89.0%
30 Day	$3.99	80.5%
60 Day	$4.15	73.5%
90 Day	$4.16	73.1%

Oppenheimer noted that the merger consideration of $7.20 per share of common stock in cash pursuant to the Draft Merger Agreement reflected the various premiums in the table above to the Pre-Deal Closing Price.

Historical Financial Performance. Oppenheimer reviewed certain historical annual and quarterly financial results for the Company, excluding certain non-cash expenses and nonrecurring items. Oppenheimer observed the following:

Financial Statistic	Revenues ($ in millions)	Operating Income (Loss) ($ in millions)	Net Income (Loss) ($ in millions)
CY 2004	$47.7	$1.5	$1.4
CY 2005	$43.4	$2.4	$4.7
CY 2006	$35.6	$(3.6)	$(2.5)
LTM	$33.8	$(4.8)	$(3.9)

Oppenheimer also observed the Company’s historical quarterly license revenues for the last seven fiscal quarters up to and including the fiscal quarter ended September 30, 2007. A summary of these data is as follows:

License Revenues	($ in millions)
Q1 2006	$2.7
Q2 2006	$3.2
Q3 2006	$3.7
Q4 2006	$2.8
Q1 2007	$1.8
Q2 2007	$2.8
Q3 2007	$2.5

Oppenheimer noted that the Company’s license revenue for the fiscal quarter ended September 30, 2007 represented a decline of 11% from the license revenue for the fiscal quarter ended June 30, 2007 and a 33% decline from the license revenue for the fiscal quarter ended September 30, 2006. Oppenheimer also noted that the license revenue for the fiscal quarter ended September 30, 2007 was the second lowest of the seven historical fiscal quarters reviewed.

Oppenheimer further noted that the Company’s earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) was ($3.5) million for the twelve month period ended September 30, 2007.

Projected Financial Performance. Oppenheimer reviewed the Company’s expected financial forecast for calendar years 2007 and 2008 provided by the Company’s management. A summary of the management forecast is set forth in the following table:

Calendar Year Financial Statistic (Excluding Certain Non-Cash Expenses and Nonrecurring Items)	CY 2007 (Forecast) ($ in millions)	CY 2008 (Forecast) ($ in millions)
Management Case
Revenue	$34.3	$34.0
Operating Income (Loss)	$(2.7)	$3.0
Net Income (Loss)	$(2.0)	$3.2

Comparable Company Analysis. Oppenheimer performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Oppenheimer compared certain financial information of the Company with publicly available equity research estimates for companies that shared similar business characteristics to the Company and/or provide legacy application integration, modernization and SOA software or other software infrastructure and data solutions directly or indirectly competitive with the products sold by the Company. These companies included the following:

•	Attunity, Ltd.

•	BluePhoenix Solutions Ltd.

•	IONA Technologies plc

•	Jacada Ltd.

•	Magic Software Enterprises Ltd.

•	Micro Focus International plc

•	Unify Corporation

For purposes of this analysis, Oppenheimer analyzed the following statistics of each of these companies for comparison purposes: the ratios of enterprise value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated revenue and EBITDA and equity value to net income for the last twelve months (“LTM”) and calendar years 2007 and 2008. Based on the analysis of the relevant metrics for each of the comparable companies, Oppenheimer compared the mean, median, high and low financial multiples of the comparable companies multiples to the relevant Company financial statistic based on the merger consideration of $7.20 per share of common stock in cash. The table set forth below summarizes Oppenheimer’s analysis:

Calendar Year End Financial Statistic	Comparable Company Representative Multiple Range				Implied NetManage Deal Multiple
	Mean	Median	High	Low
Enterprise Value to Actual LTM Revenue	2.5x	2.4x	5.4x	0.7x	1.4	x

Enterprise Value to Estimated 2007 Revenue	4.8x	4.8x	5.9x	3.6x	1.4	x

Enterprise Value to Estimated 2008 Revenue	4.0x	4.0x	5.0x	3.0x	1.4	x

Enterprise Value to Actual LTM EBITDA	17.7x	20.5x	23.3x	6.4x	NM

Enterprise Value to Estimated 2007 EBITDA	17.9x	17.9x	21.3x	14.4x	75.5	x

Enterprise Value to Estimated 2008 EBITDA	11.4x	11.4x	13.1x	9.7x	11.2	x

Equity Value to Actual LTM Net Income	39.5x	26.7x	67.1x	24.6x	NM

Equity Value to Estimated 2007 Net Income	19.9x	19.9x	19.9x	19.9x	NM

Equity Value to Estimated 2008 Net Income	20.5x	20.5x	22.4x	18.7x	22.7	x

Oppenheimer noted that (i) the Company’s implied revenue multiples were below the mean and median multiples of the comparable companies for the given time period; (ii) the Company’s implied estimated 2007 EBITDA multiple was significantly above the mean and median multiples of the comparable companies for the same period; (iii) the Company’s 2008 implied estimated EBITDA multiple was significantly above the mean and median multiples of the comparable companies for the same period; and (iv) the Company’s implied estimated 2008 net income multiple was above the comparable multiple range and greater than the mean and median multiples of the comparable companies for the same period.

Oppenheimer also reviewed the mean and median of the above analysis with BluePhoenix and Micro Focus removed from the set of comparable companies. This “adjusted” scenario was considered because BluePhoenix and Micro Focus were not financially representative of the Company (i.e., they are both much larger and profitable). The table below sets forth this “adjusted” analysis:

Calendar Year End Financial Statistic	Adjusted Comparable Company Representative Multiple Range				Implied NetManage Deal Multiple
	Mean		Median
Enterprise Value to Actual LTM Revenue	1.6	x	0.9	x	1.4	x

Enterprise Value to Estimated 2007 Revenue	NA		NA		1.4	x

Enterprise Value to Estimated 2008 Revenue	NA		NA		1.4	x

Enterprise Value to Actual LTM EBITDA	14.9	x	14.9	x	NM

Enterprise Value to Estimated 2007 EBITDA	NA		NA		75.5	x

Enterprise Value to Estimated 2008 EBITDA	NA		NA		11.2	x

Equity Value to Actual LTM Net Income	45.8	x	45.8	x	NM

Equity Value to Estimated 2007 Net Income	NA		NA		NM

Equity Value to Estimated 2008 Net Income	NA		NA		22.7	x

Oppenheimer noted that the Company’s implied LTM revenue multiple was below the mean and above the median multiples of the adjusted comparable companies for the given time period. Oppenheimer believed that other implied LTM multiples were not relevant due to the fact that the Company was not profitable for the respective historical periods.

No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Oppenheimer made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Analysis of Precedent Transactions. Oppenheimer performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the offer made by Rocket and the Merger. In connection with its analysis, Oppenheimer compared publicly available LTM revenue multiples for 17 selected technology transactions occurring between January 1, 2002 and December 11, 2007, in which the target company shared similar business characteristics and/or provided legacy integration and other mature software infrastructure and data solutions directly or indirectly competitive with the products sold by the Company. The following is a list of these transactions:

Selected Legacy Integration / Modernization Software Transactions (Target / Acquiror):

Seagull Holding N.V. / Rocket Software, Inc.

Watchguard Technologies, Inc. / Francisco Partners

NetIQ Corporation / AttachmateWRQ

Primavera Systems, Inc. / Insight Venture Partners and Francisco Partners

Cybermation, Inc. / CA, Inc.

Unify Corporation / HALO Technology Holdings, Inc.

First Logic, Inc. / Business Objects SA

Neon Systems, Inc. / Progress Software Corporation

Peregrine Systems, Inc. / Hewlett-Packard Company

Logic Control SA / Sage Group plc

Datakey, Inc. / SafeNet Inc.

Persistence Software, Inc. / Progress Software Corporation

Quest Software, Inc. (Vista Plus Suite of products) / Open Text Corporation

Sniffer Technologies (Assets of Network Associates, Inc.) / Silver Lake Partners LLP and Texas Pacific Group LLC

Magic Solutions, Inc. (Unit of Network Associates, Inc.) / BMC Software, Inc.

Mercator Software, Inc. / Ascential Software Corporation

Remedy Corporation (Unit of Peregrine Systems, Inc.) / BMC Software, Inc.

Oppenheimer noted that the Company’s implied LTM revenue multiple of 1.4x is lower than the mean and median of 1.7x and 1.8x, respectively, and within the high / low range of 0.9x to 2.6x.

Premiums Analysis. Oppenheimer compared publicly available premiums for 70 selected precedent transactions involving technology companies between January 1, 2002 and December 11, 2007, for which the transaction values were between $15 and $100 million.

Oppenheimer noted the implied premium to acquired companies’ closing share price 1, 5, 10, 30, 60, 90 trading days prior to announcement. The table set forth below summarizes Oppenheimer’s analysis:

Precedent Transactions Financial Statistic	Precedent Transactions				Implied NetManage Premium
	Mean	Median	High	Low
Premium to 1-Day Prior Closing Price	45%	32%	244%	-11%	97%
Premium to 5-Day Prior Closing Price	52%	36%	261%	-9%	94%
Premium to 10-Day Prior Closing Price	49%	38%	222%	-10%	89%
Premium to 30-Day Prior Closing Price	57%	38%	317%	-42%	80%
Premium to 60-Day Prior Closing Price	49%	38%	299%	-47%	73%
Premium to 90-Day Prior Closing Price	53%	34%	513%	-70%	73%

Oppenheimer noted that the premium to be received by holders of outstanding shares of Company common stock is greater than the mean and median of the precedent transactions in all cases. No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Oppenheimer made certain judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Consideration of Discounted Cash Flow Analysis. While discounted cash flow is a commonly used valuation methodology, Oppenheimer did not employ such an analysis for the purposes of its opinion. Oppenheimer noted that discounted cash flow analysis is most appropriate for companies that are expected to exhibit relatively steady or somewhat predictable streams of long-term, positive cash flow. For a company with limited long-term visibility, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the margins and sustainable long-term growth rate of the company. Given the uncertainty in forecasting the product mix, operating performance, future cash flows and sustainable long-term growth rate, Oppenheimer considered a discounted cash flow analysis inappropriate for valuation purposes.

Other Considerations and Terms of Engagement

In connection with the review of the Merger by the Company’s board of directors, Oppenheimer performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Oppenheimer considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Oppenheimer believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Oppenheimer may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer’s view of the actual value of the Company. In performing its analyses, Oppenheimer made certain assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Oppenheimer’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Oppenheimer conducted the analyses described above solely as part of its analysis of the fairness, as of December 11, 2007, from a financial point of view, of the merger consideration pursuant to the Draft Merger

Agreement to holders of outstanding shares of Company common stock and in connection with the delivery of its opinion dated December 11, 2007 to the Company’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of the Company might actually trade. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Oppenheimer or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s length negotiations between the Company and Rocket and was approved by the Company’s board of directors. Oppenheimer did not provide advice to the Company’s board of directors during these negotiations or recommend any specific consideration to the Company or the Company’s board of directors or that any specific consideration constituted the only appropriate consideration for the Merger.

Oppenheimer’s opinion and its presentation to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Company’s board of directors with respect to the Merger Consideration or of whether the Company’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Oppenheimer but does not purport to be a complete description of the analyses performed by Oppenheimer.

The Company’s board of directors retained Oppenheimer based upon Oppenheimer’s qualifications, experience and expertise and because Oppenheimer is an internationally recognized investment banking and advisory firm. Oppenheimer, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Oppenheimer’s trading, brokerage, investment management and financing activities, Oppenheimer or its affiliates may at any time publish research, hold long or short positions, and may trade or otherwise effect transactions for its own account or for the accounts of customers in the debt or equity securities or senior loans of the Company or any other parties, commodities or currencies involved in the Merger. In the past, Oppenheimer, its predecessors or its affiliates have provided financial advisory and financing services for the Company and have received fees in connection with such services. Oppenheimer may also seek to provide such services to Rocket in the future and will receive fees for the rendering of these services. Pursuant to the terms of the engagement letter, Oppenheimer provided the Company financial advisory services and a fairness opinion in connection with the Merger, and the Company has agreed to pay Oppenheimer a fee of $400,000 for its services, half of which was paid to Oppenheimer upon delivery of Oppenheimer’s opinion, and half of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Oppenheimer for its expenses incurred in connection with rendering its opinion. In addition, the Company has agreed to indemnify Oppenheimer and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Oppenheimer or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Oppenheimer’s engagement by the Company and the rendering of its opinion.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Company common stock whose shares of Company common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Company common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Company common stock as capital assets, and may not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold Company common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, restricted stock units or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Company common stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate stockholder in the Merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-US. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Company’s common stock at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the U.S. Internal Revenue Code of 1986, as amended, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

The Company believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the Merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of shares of Company restricted stock, or options to purchase shares of Company common stock, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

ACCOUNTING TREATMENT OF TRANSACTION

We expect that, for financial reporting purposes, the Merger may be accounted for as a leveraged recapitalization, pursuant to which the historical basis of the Company’s assets and liabilities will be preserved following the Merger. However, it is possible that the Merger could be accounted for as a purchase, pursuant to which, following the Merger, the Company’s assets and liabilities would be reflected at their fair market value as of the date of the Merger.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Rocket, Merger Sub or their respective affiliates. The representations, warranties and covenants made by us, Rocket and Merger Sub are qualified and subject to important limitations agreed to by us, Rocket and Merger Sub in connection with negotiating the terms of the Merger Agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us, Rocket and Merger Sub that may be different from those that are applicable to you.

Effective Time

The Effective Time of the Merger will occur at the later of the time that the Company, Rocket and Merger Sub file the Articles of Merger with the Secretary of State of the State of Delaware and the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later time as provided in the Articles of Merger and Certificate of Merger and agreed to by Rocket, Merger Sub and the Company. The Closing Date will occur as soon as practicable, but in no event later than the third business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, or such other date as Rocket, Merger Sub and the Company may agree.

Effects of the Merger

If the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation, wholly-owned by entities sponsored by the Sponsors and their co-investors. Upon completion of the Merger, our common stock will be converted into the right to receive the Merger Consideration. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder

The Structure

At the Effective Time, Merger Sub will merge with and into the Company. The separate existence of Merger Sub will cease, and the Company will survive the Merger and continue to exist after the Merger wholly-owned by entities sponsored by the Sponsors and their co-investors. All of the Company’s and Merger Sub’s properties, rights, privileges, powers and franchises, and all of their claims, obligations, liabilities, debts, and duties, will become those of the surviving corporation. Following completion of the Merger, the Company common stock will be delisted from the NYSE, deregistered under the Exchange Act, and no longer publicly traded. Thereafter, the current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company following the Effective Time.

Treatment of Common Stock and Other Securities

Company Common Stock

At the Effective Time, each share of Company common stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $7.20 in cash, without interest and less any applicable withholding tax, other than:

•

shares of Company common stock held in the Company’s treasury or owned by Merger Sub immediately prior to the Effective Time, which shares will automatically be canceled, retired and will cease to exist without conversion or consideration;

•

shares of Company common stock held by stockholders who do not vote in favor of adoption of the Merger Agreement and who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law; and

Company Stock Options

At the Effective Time, except as otherwise agreed by Rocket and a holder of Company stock options, each outstanding Company stock option that remains outstanding and unexercised, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of the Company stock option and (ii) the number of shares of common stock issuable upon exercise of such Company stock option. As of the Effective Time, subject to certain exceptions, the Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to such Company stock options, except the right to receive the cash payment described above, if any.

Exchange and Payment Procedures

On the Closing Date, promptly following the Effective Time, the surviving corporation shall deposit with a paying agent (the “Paying Agent”) designated by Rocket and reasonably acceptable to the Company, for holders of shares of Company common stock, Company stock options, and shares of Company restricted stock (other than (i) shares held in the treasury of the Company immediately prior to the Effective Time, (ii) shares owned by Merger Sub immediately prior to the Effective Time, and (iii) shares held by a stockholder who properly demands statutory appraisal rights), a cash amount sufficient to pay the aggregate Merger Consideration to be paid in the Merger in exchange for their shares of Company common stock, Company stock options, and shares of Company restricted stock.

Appropriate transmittal materials will be provided to the holders of Company common stock certificates or book-entry shares promptly following the Effective Time by the Paying Agent, informing the holders of the effectiveness of the Merger and the procedure for surrendering Company common stock share certificates and book-entry shares to the Paying Agent. After holders surrender their certificates or book-entry shares and properly complete and execute transmittal materials to the Paying Agent, the surrendered certificates will be canceled and those holders will be entitled to receive in exchange therefor a cash amount equal to the Merger Consideration for each share of Company common stock represented by the surrendered and canceled certificates. The Paying Agent will deliver the Merger Consideration contemplated to be paid per outstanding share upon surrender of the certificates representing those securities. In addition, as promptly as practicable following the Effective Time, the Paying Agent will mail to each holder of a Company stock option or Company restricted stock a check in the appropriate amount payable to the holder pursuant to the terms of the Merger Agreement.

After the Effective Time, there will be no further transfers of Company common stock. Any certificate presented to the surviving corporation or the Paying Agent for transfer (other than those certificates representing dissenting shares) after the Effective Time will be canceled and exchanged for the Merger Consideration with respect to each share of Company common stock represented by that certificate.

Any portion of the funds deposited with the Paying Agent that remain undistributed to holders of certificates, book-entry shares, stock options, or restricted shares for one year after the Effective Time will be delivered to the surviving corporation, together with interest and other income received by the Paying Agent. Holders of Company common stock who at that time have not yet complied with the exchange procedures outlined above shall thereafter look only to the surviving corporation, as general creditors of the surviving corporation, for delivery of any Merger Consideration, without interest, that may be payable upon due surrender of their respective share certificates. None of Rocket, Merger Sub, the Company, the surviving corporation or the Paying Agent will be liable for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

The Paying Agent will invest any cash included in the funds made available by Rocket as directed by Rocket or, after the Effective Time, the surviving corporation, provided that (i) no investment shall relieve Rocket or the Paying Agent from making the payments required under the Merger Agreement, and following any losses the surviving corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company common stock, Company stock options, and Company restricted stock in the amount of those losses, and (ii) investment grade money market instruments, direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days. Any interest or income produced by the investments will be payable to the surviving corporation or Rocket, as directed by Rocket.

Rocket, the surviving corporation and the Paying Agent shall be entitled to deduct and withhold from any payment pursuant to the Merger Agreement amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement and that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were made only as of the date of the Merger Agreement or a prior specified date, (ii) in some cases they are subject to qualifications with respect to materiality and knowledge, and (iii) they are modified in important part by the underlying disclosure schedules. The Company’s disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Company Material Adverse Effect (as defined below)). Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation, bylaws and other organizational documents;

•	our capitalization, including in particular the number of issued and outstanding shares of Company common stock, Company stock options warrants outstanding;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation of the Merger Agreement, and the approval of the Merger and the other transactions contemplated by the Merger Agreement by the board of directors;

•	the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•

the absence of certain specified violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	our SEC forms, documents, registration statements and reports since January 1, 2004, including the financial statements contained therein;

•	the absence of a Company Material Adverse Effect and certain other changes or events related to the Company or its subsidiaries since December 31, 2006;

•	the absence of legal proceedings and governmental orders against the Company;

•	the absence of certain undisclosed liabilities;

•

the absence of any untrue statement of a material fact or omission of a material fact required to be stated in this proxy statement or any other document filed with the SEC in connection with the Merger;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to the our or our subsidiaries’ employee benefit plans;

•	our compliance with environmental laws and regulators;

•

our intellectual property rights, the absence of claims for infringement of third-party intellectual property rights, licenses of intellectual property to and by us and our compliance with laws regarding privacy and intellectual property rights;

•	compliance with applicable laws and permits;

•	our preferred stock purchase rights plan and the absence of takeover defenses applicable to the Merger;

•	the absence of undisclosed brokers’ fees;

•	our real property;

•	our material contracts;

•	our insurance coverage;

•	accuracy of our books and records;

•	our compliance with foreign corrupt practices laws

•	absence of undisclosed transactions with affiliates and compliance with the Sarbanes-Oxley Act of 2002;

•	the receipt by the board of directors of a fairness opinion from Oppenheimer; and

•	the absence of transaction related expenses associated with the Merger in excess of $1.2 million.

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any circumstance, change in or effect on our business, assets or liabilities or any of our subsidiaries that, individually or in the aggregate with all other circumstances, changes in, or effects on our business, assets or liabilities or any of our subsidiaries

•

is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or

•	is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business.

However, any event, state of facts circumstance, development, change, effect or occurrence resulting from the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not constitute a Company Material Adverse Effect:

•	general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole,

•	changes in applicable law or generally accepted accounting principles,

•	terrorism, war or the outbreak of hostilities;

•

changes in conditions generally applicable to the industries in which we and our subsidiaries are involved, in each case which do not affect us and our subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, or

•	from the announcement of Merger, the taking of any action contemplated or required by Merger Agreement, or the consummation of the transactions contemplated thereby

The Merger Agreement also contains various representations and warranties made jointly and severally by Rocket and Merger Sub that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Rocket Material Adverse Effect (as defined below)). The representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing;

•	their power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in any information supplied by Rocket for inclusion in this proxy statement;

•	The lack of any operations by Merger Sub; and

•	the absence of undisclosed broker’s fees.

For purposes of the Merger Agreement, a “Rocket Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, financial condition or results of operations of Rocket and its subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of Rocket or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement. However, any event, state of facts circumstance, development, change, effect or occurrence resulting from the following matters will not be taken into account in determining whether there has been a Rocket Material Adverse Effect and will not constitute a Rocket Material Adverse Effect:

•	general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole,

•	changes in applicable law or generally accepted accounting principles,

•	terrorism, war or the outbreak of hostilities;

•

changes in conditions generally applicable to the industries in which we and our subsidiaries are involved, in each case which do not affect us and our subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, or

•	from the announcement of Merger, the taking of any action contemplated or required by Merger Agreement, or the consummation of the transactions contemplated thereby

The representations and warranties in the Merger Agreement of each of the Company, Rocket and Merger Sub will terminate at the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms.

Conduct of the Company’s Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, between December 11, 2007 and the completion of the Merger, unless Rocket give their prior written consent:

•	the Company and its subsidiaries will conduct business in the ordinary course and consistent with past practice in all material respects; and

•

the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact the Company’s business organizations and to keep available the services of certain senior executive officers.

The Company also has agreed that, during the same time period, subject to certain exceptions, neither the Company nor any of its subsidiaries will take any of the following actions, unless Rocket give their prior written consent:

•	issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of the Company or its subsidiaries;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of the Company or its subsidiaries;

•	declare, set aside for payment or pay any dividend payable in cash, property or stock on, or make any other distribution in respect of, any shares of its capital stock;

•	amend the Company’s articles of incorporation or bylaws or the organizational documents of its subsidiaries;

•

make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any liens;

•	create, incur, guarantee or assume any indebtedness except as otherwise required in the ordinary course of the Company’s business consistent with past practice;

•

increase the compensation or other benefits payable to officers, directors, employees, agents or consultants except for persons who are not officers in the ordinary course of business consistent with past practices;

•	pay or agree to pay pension, retirement allowance or other employee benefits with respect to directors, employees, agents or consultants not required by existing plans;

•	enter into any new or amend any existing employment , severance, change of control or termination agreement with any directors, officer, consultant, agent or employee;

•	change or remove our certified public accountants or change any of the accounting methods, policies, procedures or practices used by the Company;

•	enter into or become obligated under or change or terminate any material contract except in the ordinary course of business consistent with past practices;

•	modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

•	pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

•	fail to maintain in all material respects inventory levels appropriate for our business;

•	make or commit to make aggregate expenditures in excess of $100,000;

•	settle any material pending claim resulting in any payment of an amount in excess of $50,000 in the aggregate;

•	grant any lien on our capital stock or the stock of our subsidiaries;

•	enter into any material transaction with our affiliates;

•

take, undertake, incur, authorize or commit or agree to take any action that would cause any of our representations and warranties in the Merger Agreement to be untrue in any material respect or would reasonably be anticipated to cause any of the closing conditions not to be satisfied; and

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Solicitation of Alternative Proposals

The Company agreed that it ceased cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted prior these dates with From and after December 11, 2007 until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, the Company agreed not to:

•	initiate, accept, solicit, or facilitate or encourage, directly or indirectly, the submission of any inquiries, proposals or offers with respect to a Competing Proposal;

•	participate in any negotiations regarding, or furnish to any person any information in connection with, any Competing Proposal;

•	take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction;

•	withdraw, modify or amend in any way adverse to Rocket or the surviving company its recommendation to our stockholders that they approve the Merger Agreement and the Merger;

•	enter into agreement with respect to any Competing Transaction;

•	Approve or recommend or resolve to approve or recommend any Competing Transaction; or

•	Enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger.

For purposes of the Merger Agreement, a “Competing Proposal” means any proposal or offer by any person or group acting in concert, to directly or indirectly acquire 15% or more of the assets, issued and outstanding shares of Company and its subsidiaries, taken as a whole, common stock or other ownership interests of the Company whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions

Prior to adoption of the Merger Agreement by the Company’s stockholders, if the Company receives an unsolicited written Competing Proposal which the board of directors believes in good faith to be bona fide and which the board of directors determines, after consultation with outside counsel and financial advisors, , a Superior Proposal, the Company may:

•	furnish information to the third party making the Competing Proposal, provided the Company receives from the third party an executed confidentiality agreement; and

•	engage in discussions or negotiations with the third party with respect to the Competing Proposal.

Our Board of Directors may (i) withdraw, modify or change the Board of Director’s approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate the Merger Agreement in, and/or (iv) publicly announce the Board of Director’s intention to do any or all of the foregoing, if our Board of Directors determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith, after consultation with our outside counsel and financial advisors, that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law. Before the Board may take any of these actions, it must deliver to Rocket prior written notice advising Rocket that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction and Rocket shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of the Merger Agreement to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. The Company must negotiate in good faith with respect to such amended proposal by Rocket.

The Company must also notify Rocket as promptly as reasonably practicable, and use its best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its subsidiaries by any Third Party that indicates it may be considering making, or has made, a proposal for a Competing Transaction (including the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company is obligated to keep Rocket reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Competing Transaction.

Before the Board may terminate the Merger Agreement following a withdrawal, modification or change of its recommendation and concurrently enter into a definitive agreement for a Superior Competing Transaction, the Company must complied with certain obligations regarding the submission of the Competing Transaction, must have not received an unconditional offer from Rocket that the Board of Directors reasonably and in good faith determines is at least as favorable to our stockholders as the Superior Competing Transaction and pay Rocket a termination fee of $2.0 million.

For purposes of the Merger Agreement, “Superior Proposal” means any Competing Proposal which the board of directors determines in good faith, after consultation with the Company’s financial and legal advisors, is superior to the terms of the Merger Agreement based upon the financial terms of the proposed Competing Transaction, the proposed timing of the Competing Transaction or the likelihood that such Competing Transaction will be consummated.

In addition to the foregoing, the Company may:

•	disclose to the stockholders a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act; and

•

make other disclosures to the Company’s stockholders, if the board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable state or federal securities law.

Appropriate Actions

The parties agreed in the Merger Agreement to use their respective reasonable best efforts to consummate the Merger, including, (i) obtaining all necessary actions or non-actions, consents and approvals from governmental authorities or other persons and taking all reasonable steps as may be necessary to obtain approval from, or to avoid an action or proceeding, by any governmental authority or other persons necessary to consummate the Merger, (ii) defending any lawsuits or legal proceedings challenging the Merger, including seeking to have any stay or temporary restraining order vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Merger. The parties further agree to cooperate with each other to cause the termination of the registration of our Common Stock under the Securities Exchange Act of 1934, as amended, at the Effective Time.

Access to Information

The Company will, and will cause each of its subsidiaries to, (i) provide to Rocket and their respective officers, directors, employees, accountants, other representatives (the “Rocket’s Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ officers, employees, offices and other facilities, properties, books, contracts and records and other information as Rocket may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries. The parties to the Merger Agreement also agreed to keep each other informed of the status of their efforts to consummate the Merger and give prompt notice of:

•	any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect in accordance with its terms,

•	the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it,

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,

•	any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger, and

•	any notice or communication from a key employee proposing to terminate, revoke or withdraw any commitment to remain employed by the Company or Rocket and

•

(vi) any action commenced or, to the knowledge of the Company, on the one hand, or to the knowledge of Rocket, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries, on the one hand, and Rocket or the surviving corporation, on the other hand, and which, if pending on the date of Merger Agreement, would have been required to have been disclosed pursuant to the Agreement.

Stockholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to duly call, give notice of, convene and hold the special meeting for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger. The Company is required to recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger, except that the Company will not be obligated to recommend to its stockholders the adoption of the Merger Agreement or the approval of the Merger if the board of directors, in accordance with the Merger Agreement changes, qualifies, withdraws or modifies in any manner adverse to Rocket its recommendation that the Company’s stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The Company is also required to use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the Merger and to take all other actions necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq and applicable law.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the Merger Agreement, all current rights of indemnification provided by the Company for its current and former directors or officers shall survive the Merger and continue in full force and effect for the six years following the Effective time. Rocket has also agreed that the surviving company will continue to indemnify, defend and hold harmless, and advance expenses to the Company’s current and former directors or officers to the fullest extent required by the Company’s certificate of incorporation or bylaws.

In addition, Rocket shall cause the surviving corporation to obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing policy of the Company, unless the cost of the policies would exceed $160,000, in which case the coverage will be the greatest amount available for an amount not exceeding $160,000.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the Merger Agreement by the Company’s stockholders.

•	No Injunction. No law shall be in effect enjoining or prohibiting or enjoining the Merger.

•	HSR Act Approvals. Any applicable waiting period under the HSR Act and any applicable foreign antitrust laws relating to the consummation of the Merger will have expired or been terminated.

•	Fairness Opinion. Oppenheimer’s written fairness opinion shall have been delivered and not subsequently modified, amended, withdrawn or rescinded.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. The accuracy of Rocket’ and Merger Sub’s representations and warranties as of the Effective Time (except for representations and warranties made as of a specific date, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers) to be so true and correct would not, individually or in the aggregate, have a Rocket Material Adverse Effect.

•	Performance of Obligations. The performance or compliance, in all material respects, by Rocket and Merger Sub of their agreements and covenants in the Merger Agreement.

•

Closing Certificate. Rocket’ delivery to the Company at the closing of a certificate with respect to the satisfaction of the conditions relating to Rocket’ representations, warranties, covenants and agreements.

The obligations of Rocket and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. The accuracy of the Company’s representations and warranties as of the Effective Time (except for representations and warranties made as of a specific date, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

•	Performance of Obligations. The performance or compliance, in all material respects, by the Company of its agreements and covenants in the Merger Agreement.

•

Closing Certificate. The Company’s delivery to Rocket at the closing of a certificate with respect to the satisfaction of the conditions relating to the Company’s representations, warranties, covenants and agreements.

•	Consents. All consents, approvals and authorizations for the consummation of the Merger have been obtained.

•	Dissenting Shares. Less than ten percent of the outstanding shares of our common stock shall have elected dissenters rights under Delaware law.

•

No Pending Action. There shall be no pending action that has a reasonable likelihood of success challenging the Merger or the Merger Agreement, seeking to delay , restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of the Company after the Effective Time or seeking a material amount of damages.

•

Consent of Lender. Rocket shall have received the consent of its lender, Wells Fargo Foothill, Inc. (“WFF”) to the Merger, provided that this condition shall be waived unless Rocket notifies the Company on or prior to January 18, 2008 that such condition has not been satisfied and terminates the Merger Agreement prior to such date.

•

Agreement for Financing. Rocket shall have obtained an agreement for financing from WFF. on terms acceptable to Rocket in its sole discretion; provided, such condition shall be waived unless Rocket notifies the Company on or prior to the January 18, 2008 that such condition has not been satisfied and terminates the Merger Agreement prior to such date

•

Completion of Due Diligence. Rocket shall have completed business, technical, legal and financial due diligence on the Company and its products and Rocket shall have determined, in its sole discretion, that the results of such due diligence are acceptable to Rocket; provided, such condition shall be waived unless Rocket notifies the Company on or prior to the January 10, 2008 that such condition has not been satisfied and terminates the Merger Agreement prior to such date. This condition was waived by Rocket on January 10, 2008.

•	Indebtedness. The Company shall not have indebtedness in excess of $500,000 other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

•	Legal Opinion. Rocket shall have received an opinion of the Company’s outside legal counsel in form and substances reasonably acceptable to Rocket.

•

Transaction Expenses. Rocket shall received a certificate from a duly authorized officer of the Company that the Company’s transaction expenses in connection with the Merger do not exceed, in the aggregate, $1.2 million (including the full amount of any reimbursable expenses). Rocket shall have received an executed release in form and substance reasonably acceptable to Rocket from each person to whom any transaction expense is payable.

•

Certificates and Documents. The Company shall have delivered to Rocket the following documents: (i) a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of Merger Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Delaware, and dated no more than two (2) business days prior to the closing date, (iv) a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any of its subsidiaries of is a U.S. real property holding company.

Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the Merger Consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Termination

The Company and Rocket may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement also may be terminated in each of the following circumstances:

•	by either Rocket or the Company, if:

•	there is in force a law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge,

•

Our stockholders did not approve the Merger Agreement and the Merger at a meeting duly called and held, or any adjournment thereof, at which a quorum was present and at which a shareholder vote was held with respect to the Merger; provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to the Company if the Company has breached certain of its obligations with respect to a Competing Transaction, or

•

the Effective Time shall not have occurred on or before February 28, 2008 (the “Termination Date”); provided, that the right to terminate the Merger pursuant to this provisions shall not be available to any party whose failure to fulfill any of its obligations under the Merge Agreement results in such failure to close,. In addition, the Termination Date for any termination by the Company pursuant to this provisions shall be extended by the number of days in excess of thirty (30) days that is required to obtain final approval by the Securities and Exchange Commission (the “SEC”) of the proxy statement (measured from the date of the first filing of the preliminary Proxy Statement with the SEC until the date the proxy statement is cleared by the SEC to be mailed to the shareholders of the Company).

•

there is a breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions would not be satisfied by the Termination Date and such breach has not been cured within 10 days following delivery of written notice by the terminating party.

•	By Rocket if:

•	Our board of directors withdraws or modifies or changes its recommendation o the Merger or Merger Agreement in a manner adverse to Rocket or the surviving company;

•	NetManage shall have approved or recommended a Competing Transaction to its stockholders;

•	the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any adjournment of the special meeting; or

•

The closing conditions relating to WFF’s consent, an agreement for financing with WFF and Rocket’s completion of due diligence are not waived by January 18, 2008, January 18, 2008 or January 10, 2008, respectively.

•	by the Company, prior to the Effective Time if

•

Our board of directors withdraws or modifies or changes its recommendation o the Merger or Merger Agreement and there exists at such time a proposal or offer for Superior Competing Transaction and the Company concurrently enters into a definitive agreement for the Superior

Transaction, provided that the Company has complied with its obligations to allow Rocket to amend the Merger Agreement and Rocket has not provided to the Company a written unconditional offer that our board of directors determines is at least as favorable to our stockholders as the Superior Competing Transaction.

In some cases, termination of the Merger Agreement may require us to pay a termination fee to Rocket, or require Rocket to pay a termination fee to us, as described below under “The Merger Agreement—Termination Fees.”

Termination Fees

Company Termination Fee

The Company must pay to Rocket a termination fee of $2 million in cash if the Merger Agreement is terminated:

•

by the Company either because of the failure of the stockholders to adopt the Merger Agreement and approve the Merger or the failure of the Merger to be consummated prior to the Termination Date and, within one year of the date of such termination the Company enters into a definitive agreement for a Competing Transaction,

•

Rocket, if (a) our board of directors changes, qualifies, withdraws or modifies in a manner adverse to Rocket, its recommendation that the Company’s stockholders approve and adopt the Merger Agreement, (b) the Company approves or recommends a Competing Transaction,

•

the Company, if, prior to the adoption of the Merger Agreement by the stockholders of the Company, the board of directors has concluded in good faith, after consultation with outside legal and financial advisors, that a Competing Proposal is a Superior Competing Proposal (after giving effect to any adjustments to the terms of the Merger Agreement offered by Rocket) and the Company enters into a definitive agreement providing for the consummation of such Superior Competing Proposal.

The Company will be obligated to reimburse Rocket for its expenses, up to $2.0 million, incurred in connection with the Merger Agreement and the Merger if the Company or Rocket terminates the Merger Agreement as a result of the failure of the stockholders to adopt the Merger Agreement and approve the Merger.

Amendment and Waiver

The Merger Agreement may be amended by mutual written agreement of the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after the adoption of the Merger Agreement by the Company’s stockholders, the Merger Agreement can not be amended if such amendment would require further approval by the stockholders.

The Merger Agreement also provides that, at any time prior to the Effective Time, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement which may be legally waived.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

MARKET PRICES OF THE COMPANY’S COMMON STOCK AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Market under the symbol NETM. According to the records of our stock transfer agent, as of March 26, 2007, there were 893 holders of record of our common stock. Many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders and we are unable to estimate the exact total number of stockholders represented by these record holders.

The high and low closing sales prices of our common stock as reported on the NASDAQ Global Market for each quarter of 2006 and 2007 and the first quarter of 2008 (through                     ,    08) were as follows:

	High		Low
2008
First Quarter (through , 2008)	$		$

2007
First Quarter		$5.92		$5.01
Second Quarter		5.44		4.50
Third Quarter		4.58		3.67
Fourth Quarter		6.99		3.60

2006
First Quarter		$6.20		$5.28
Second Quarter		6.21		4.85
Third Quarter		5.23		4.10
Fourth Quarter		5.29		4.80

Dividends

We have not declared or paid cash dividends on our common stock and do not currently intend to pay any cash dividends in the foreseeable future. We are not subject to any agreements or debt instruments that restrict the payment of cash dividends.

On December 11, 2007 which was the last trading day before we announced that our board of directors has approved the Merger Agreement, the Company common stock closed at $3.72 per share. On [    ], which was the last trading day before this proxy statement was printed, the Company common stock closed at [$            ] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

As of [    ], there were [            ] shares of Company common stock outstanding held by approximately [            ] holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

The table below sets forth information concerning the beneficial ownership of Company common stock as of December 31, 2007, for each member of the Company’s board of directors, each of the Company’s named executive officers, the Company’s directors and executive officers as a group and each person known to the Company to own beneficially more than 5% of the outstanding Company common stock. At the close of business on December 31, 2007, there were 9,601,234 shares of Company common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for stockholders other than executive officers and directors from Form 13Fs, Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of the dates indicated in the Form 13Fs, Schedule 13Gs or amendments thereto.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent Total (%) (1)
Executive Officers & Directors
Zvi Alon (2)	1,829,436	18.24%
John Bosch (3)	21,376	*
Uzia Galil (4)	94,986	1.00
Shelley Harrison (5)	108,837	1.12
Darrell Miller (6)	18,048	*
Abraham Ostrovsky (7)	27,073	*
Harry Saal (8)	5,333	*
Omer Regev	—	—
Ido Hardonag (9)	75,835	*
Cheli Aflalo-Karpel (10)	25,384	*
All Named Executive Officers and directors as a group (13 persons) (11)	2,206,308	21.36

Stock Ownership of Other 5% Beneficial Owners(12)
Spectrum Galaxy Fund Ltd. (13) Zeff Capital Partners, I, L.P. Zeff Holding Company, LLC Mr. Daniel Zeff c/o 50 California Street, Suite 1500 San Francisco, CA 94111	646,644	6.74

Riley Investment Management LLC (14) Riley Investment Partners Riley Investment Partners Master Fund, L.P. Bryant Riley c/o 11100 Santa Monica Blvd Suite 810 Los Angeles, CA 90025	569,470	5.93

JGD Management Corp. (15) York Capital Management, L.P. York Investment Limited Dinan Management, L.L.C. York Offshore Holdings, Limited James G. Dinan c/o 767 Fifth Avenue, 17th Floor New York, New York 10153	489,799	5.10

*	Less than 1%.

(1)	Based on 9,601,234 shares of common stock outstanding as of December 31, 2007.
(2)	Includes (i) 42,352 shares owned by Mr. Alon; (ii) 5,428 shares held by the Alon Family Foundation, with respect to which Mr. Alon has voting and investment control; (iii) 696,801 shares held by the Alon Family Trust, with respect to which Mr. Alon has voting and investment control; (iv) 653,799 shares held by the Elyad, LLC, representing approximately 6.00% of the outstanding Common Shares, with respect to which Mr. Alon has voting rights, and (v) 431,056 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007
(3)	Includes 143 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 21,233 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(4)	Includes 71,429 shares owned by Uzia and Ella Galil. Also includes 23,557 shares issuable upon exercise of options that are exercisable within 60 days of December 11, 2007.
(5)	Includes 108,837 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(6)	Includes 18,048 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(7)	Includes 19,930 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(8)	Includes 5,333 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(9)	Includes 74,087 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(10)	Includes 25,384 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(11)	Includes 727,465 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2007
(12)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise, has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of December 11, 2007 by the person indicated and shares underlying options owned by such person on December 11, 2007 that are exercisable within 60 days of that date.
(13)	Based upon the Form Schedule 13D filed with the Securities and Exchange Commission on September 28, 2007. Includes 365,297 shares of Common Stock owned by Zeff Capital Partners I, L.P. Because Zeff Holding Company, LLC has sole voting and investment power over Zeff Capital Partner I, L.P.’s security holdings and Mr. Zeff, in his role as the sole manager and member of Zeff Holding Company, LLC, controls its voting and investment decisions, each of Zeff Capital Partners I, L.P., Zeff Holding Company, LLC, and Mr. Zeff may be deemed to have beneficial ownership of the shares owned of record by Zeff Capital Partners I, L.P. Also includes 278,347 shares of Common Stock owned by Spectrum Galaxy Fund Ltd. Because Mr. Zeff provides discretionary investment management services to Zeff Capital Offshore Fund, a class shares of Spectrum Galaxy Fund Ltd. and Mr. Zeff, in his role as investment manager, controls its voting and investment decisions, Mr. Zeff may be deemed to have beneficial ownership of the shares owned of record by Spectrum Galaxy Fund Ltd.

(14)	Based upon the Form Schedule 13D filed with the Securities and Exchange Commission on December 17, 2007. Because Riley Investment Management LLC has sole investment and voting power over 514,545 shares of common stock owned by Riley Investment Partners, L.P. and Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC may be deemed to have beneficial ownership of these shares. Riley Investment Management LLC has shared voting and dispositive power over 54,925 shares of common stock owned of by an investment advisory client of Riley Investment Management LLC.
(15)	Based upon the Form Schedule 13D filed with the Securities and Exchange Commission on June 11, 2007. JGD may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 489,799 shares of Common Stock, which together constitute approximately 5.1% of the issued and outstanding shares of Common Stock. As the sole shareholder of JGD, James G. Dinan may be deemed to be the beneficial owner of the Shares beneficially owned by JGD. York Capital may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 103,535 shares of Common Stock, which together constitute approximately 1.1% of the issued and outstanding shares of Common Stock. As the General Partner of York Capital, Dinan Management may be deemed to be the beneficial owner of the Shares beneficially owned by York Capital. In addition, as the Senior Managing Director and the controlling member of Dinan Management, James G. Dinan may be deemed to be the beneficial owner of the Shares beneficially owned by York Capital. York Investment may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 348,150 shares of Common Stock, which together constitute approximately 3.6% of the issued and outstanding shares of Common Stock. As the investment manager of York Investment, York Offshore Limited may be deemed to be the beneficial owner of the Shares beneficially owned by York Investment. In addition, as the controlling shareholder of York Offshore Limited, James G. Dinan may be deemed to be the beneficial owner of the Shares beneficially owned by York Investment.

DISSENTERS’ RIGHTS OF APPRAISAL

Pursuant to Delaware law, if (1) you properly file a demand for appraisal of your NetManage common stock in writing prior to the vote taken at the special meeting and (2) your shares of NetManage common stock are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you make the demand described below with respect to your shares, and

•	are continuously the record holder of your shares through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware;

•	do not vote your shares of common stock in favor of the merger agreement; and

you shall be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger is to be submitted for adoption and approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

As a holder of NetManage common stock, if you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote on the merger agreement and the merger at the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See page [    ] (Special Meeting—Voting and Revocation of Proxies). Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the “AGAINST” or the “ABSTAIN” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

Only a holder of record is entitled to assert appraisal rights for the shares of our common registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder of record’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

NetManage, Inc.

20883 Stevens Creek Boulevard

Cupertino, CA 95014

Attention: Omer Regev, Chief Financial Officer

The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date, NetManage, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2007 were required, no later than November 13, 2006 to submit their proposal in accordance with the procedures prescribed in SEC Rule 14a-8 to NetManage’s Corporate Secretary, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014.

OTHER MATTERS

Other Business at the Special Meeting

Management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed by writing to Morrow & Co, LLC or by calling [            ] toll-free at (            )             -            . In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing to Morrow & Co, LLC, or by calling [            ] toll-free at (            )             -            . If you would like to request documents, please do so by [], in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	NetManage’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	NetManage’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•

NetManage’s Current Reports on Form 8-K filed January 3, 2007, January 29, 2007, April 23, 2007, May 21, 2007, July 23, 2007, October 25, 2007, November 9, 2007, December 7, 2007 and December 11, 2007; and

•	NetManage’s proxy statement relating to its 2007 annual meeting of stockholders.

You may request a copy of these filings, at no cost, by writing or calling NetManage at the following address or telephone number: Investor Relations Department, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [    ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 11, 2007, by and among Rocket Software, Inc., a Delaware corporation (“Eastern”), Eastern Software, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Eastern (“Newco”), and NetManage, Inc., a Delaware corporation (the “Company”). Certain other capitalized terms used in this Agreement are defined in Section 7.

WHEREAS, each of Eastern and the Company has determined that it is in its best interests for Eastern to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of each of Eastern, Newco and the Company has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Eastern, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Eastern, Newco and the Company hereby agree as follows:

1.    THE MERGER.

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Newco shall consummate a merger (the “Merger”) in which Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, and Company shall be, and is herein sometimes referred to as, the “Surviving Corporation.”

1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 5, a properly executed certificate of merger conforming to the requirements of Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), and the parties hereto shall take such other reasonable and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).

1.3 Effects of the Merger. Upon the Effective Time, the separate existence of Newco shall cease and Company, as the Surviving Corporation (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and Newco's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Newco in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Company as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Newco in the same manner as if Company had itself incurred them, all as more fully provided under the applicable provisions of the DGCL.

1.4 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Gesmer Updegrove, LLP, 40 Broad Street, Boston, MA 021093, on the third business day following the date on which the last of the conditions set forth in Section 5 shall be fulfilled or waived in accordance with this Agreement, or (b) at such other place, time and date and in such other manner as Eastern and the Company may agree.

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Eastern and Company prior to the Effective Time:

(a) the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law;

(b) the Bylaws of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law; and

(c) the directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

1.6 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Eastern, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company's Common Stock (collectively, the “Shares,” and each, a “Share”), each Share shall be treated as follows:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than those Shares which are Dissenting Shares and shares owned by Eastern, Newco or any direct or indirect wholly-owned Subsidiary of Eastern (collectively, “Eastern Companies”) or by the Company or any of the Company's direct or indirect wholly-owned Subsidiaries), shall be cancelled and extinguished and converted into the right to receive from Eastern, pursuant to Section 1.8, an amount equal to the Per Share Merger Consideration, payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such Share.

(b) Each Share issued and outstanding and owned by the Eastern Companies or the Company or any of the Company's direct or indirect wholly-owned Subsidiaries shall immediately prior to the Effective Time cease to be outstanding, be cancelled and retired, without payment of any consideration therefor, and shall cease to exist.

(c) Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7 Stock Options and Warrants.

(a) Prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such other actions as are required to approve and effect the matters contemplated by this Section 1.7. The Company shall use its best efforts to obtain any necessary consents of the holders of Options and Warrants (each as defined below) to effect this Section 1.7.

(b) The Company shall take all necessary steps to ensure that each option to acquire shares of capital stock of the Company (“Option”) that has been granted under the Company's 1992 Stock Option Plan, 1993 Non-Employee Directors Stock Option Plan, 1993 Employee Stock Purchase Plan and the 1999 Non-Statutory Stock Option Plan (each, as amended and in effect on the date hereof, the “Option Plans”), or otherwise, and is outstanding as of immediately prior to the Effective Time, and each warrant to purchase Capital Stock, that is outstanding as of immediately prior to the Effective Time (the “Warrants”), will (i) become fully exercisable or “vested” for a period of at least 10 days prior to the Effective Time, contingent upon the occurrence of the Effective Time, with respect to the 1999 Non-Statutory Stock Option Plan and (ii) with respect to the other Option Plans, at the Effective Time to the extent unexercised, automatically shall be cancelled and converted into the right to receive, upon compliance with the provisions noted below, a lump sum cash payment in an amount equal to the product of the following:

(i) the excess, if any, of the Per Share Merger Consideration payable per Share over the per share exercise price of each Share subject to such Option or Warrant, multiplied by

(ii) the number of shares of Capital Stock covered by such Option or Warrant, and in each case less applicable taxes required to be withheld pursuant to Section 1.8(g).

(c) If, in accordance with Section 1.7(b)(i), the Per Share Merger Consideration payable per Share is less than the per share exercise price of any Option or Warrant, then any such Option or Warrant shall automatically be cancelled without any consideration as of the Effective Time.

(d) As of the Effective Time, each of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of securities or rights to acquire securities of the Company shall be terminated and cancelled (without any liability on the part of Eastern or the Surviving Corporation other than as expressly set forth in this Section 1.7).

(e) No party to this Agreement shall be liable to any holder of any Option or Warrant for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(f) The Company and the Board of Directors shall take any and all actions (including, but not limited to, giving requisite notices to, and using their best efforts to obtain all necessary consents from, holders of Options and Warrants advising them of such cancellations and any rights pursuant to this Section 1.7 and Section 1.8) as are necessary to (i) fully advise holders of Options of their rights under the Option Plans or otherwise and the Options in connection with the Merger and the rights of holders of Warrants of their rights under the Warrants in connection with the Merger, and (ii) effectuate the provisions of this Section 1.7 and Section 1.8 under the terms of the Option Plans or other Option-related agreements and Warrants. From and after the Effective Time, other than as expressly set forth in this Section 1.7 and Section 1.8, no holder of an Option or Warrant shall have any rights in respect thereof other than to receive payment (if any) for the Options or Warrants as set forth in this Section 1.7, and neither Eastern nor the Surviving Corporation shall have any liability or obligation under any of the Option Plans or, other than the obligation to make any required payment set forth in this Section 1.7, with respect to the Options or Warrants.

(g) Any payment to be made to a holder of any Option or Warrant in accordance with this Section 1.7 and Section 1.8 shall be subject to Eastern's prior receipt of (i) the Option or Warrant, as the case may be, for cancellation or delivery of an instrument reasonably satisfactory to Eastern effecting the cancellation of the Option or Warrant, as the case may be, and (ii) written instructions from the holder of such Option or Warrant specifying the Person to whom payment should be made and the address where such check should be sent, or appropriate wire transfer instructions. Upon receipt of such items, Eastern shall direct the Paying Agent to make any such payment in respect of such Option or Warrant. Until surrendered in accordance with the provisions of this Section 1.7, each Option and Warrant shall represent for all purposes after the Effective Time only the right to receive the payments, if any, pursuant to this Section 1.7 and Section 1.8.

1.8 Payment for Securities in the Merger. The manner of making payment for Shares, Options and Warrants in the Merger shall be as follows:

(a) Prior to the Effective Time, Eastern shall designate a reputable bank or trust company or other entity reasonably acceptable to the Company to act as paying agent for the holders of Shares, Options and Warrants in connection with the Merger (the “Paying Agent”), and to receive the funds to which the holders of Shares will become entitled pursuant to Section 1.6(a), and to which the holders of Options and Warrants may become entitled pursuant to Section 1.7. Immediately prior to the Effective Time, Eastern shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Options and Warrants, the funds necessary to make the payments contemplated by Sections 1.6 and 1.7, respectively (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 1.6(a) and 1.7, respectively, out of the Payment Fund in accordance with the provisions of Section 1.8(c).

(b) The Paying Agent shall invest the Payment Fund as directed by Eastern or Newco in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (v) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days and as designated by Eastern, with any interest earned thereon being payable to Eastern. Eastern shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred and not offset by earnings or gains as a result of the aforementioned investments. All earnings and gains thereon shall inure to the benefit of Eastern. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 1.6(a) and this Section 1.8, and to which holders of Options or Warrants shall be entitled under Section 1.7 and this Section 1.8, Eastern shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (other than holders owning Dissenting Shares), (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Eastern may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates, if any, for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed, and any other required documents, the holder of such Certificates shall be entitled to receive for each Share represented by such Certificates the Per Share Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. With respect to Options and Warrants, Eastern shall direct the Paying Agent to make payments to the holders of Options and Warrants in accordance with the provisions of Section 1.7(g).

(d) If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.8, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Per Share Merger Consideration, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equityholder of, the Company or the Surviving Corporation.

(e) Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders, holders of Options or holders of Warrants of the Company for one year after the Effective Time shall be delivered to Eastern, upon demand of Eastern, and any former shareholders, holders of Options or holders of Warrants of the Company shall thereafter look only to Eastern for payment of any amounts to which such holders are entitled pursuant to Sections 1.6, 1.7 or 1.8 hereof, as applicable, in each case without any interest thereon and subject to any taxes required to be withheld.

(f) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder or holder of Options or Warrants of the Company for any Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(g) The Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any former holder of Shares, Options or Warrants of the Company such amounts as Eastern and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Code, or any social security,

FICA or Medicare tax Law or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the former holder of Shares, Options or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, and (ii) deposited on behalf of such former holder with the appropriate tax authorities.

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, any shares of Company capital stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.8, and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.8.

(b) Company shall give Eastern (i) prompt notice of any written demand received by Company prior to the Effective Time to require Company to purchase shares of Company capital stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Eastern shall have consented in writing to such payment or settlement offer.

1.10 No Further Rights or Transfers. Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Per Share Merger Consideration with respect to each Share or the perfection of appraisal rights with respect to the Dissenting Shares, at and after the Effective Time, a holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Company.

1.11 Certain Company Actions. Prior to the Effective Time, each of the Company and Eastern shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Section 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the representations and warranties in this Section 2 to Eastern and Newco, except as qualified or supplemented by (a) sections in the Company Disclosure Schedule attached hereto and (b) 10Qs, 10Ks and 8Ks filed with Securities and Exchange Commission after January 1, 2007.

2.1 Corporate Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries of the Company has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. The Company has previously made available to Eastern complete and correct copies of the Company Certificate of Incorporation (the “Company Certificate of Incorporation”) and bylaws as in effect on the date hereof (the “Company Bylaws”), and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”).

2.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 37,000,000 shares, 36,000,000 shares of which are designated as Common Stock, 1,000,000 shares of which are designated as Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”, together with the Common Stock are collectively referred to herein as the “Capital Stock”). As of the date of this Agreement, 9,583,012 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. Other than the foregoing, there are no other shares of a class or series of Capital Stock of the Company or any Subsidiary thereof authorized or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are free of preemptive rights. All of the issued and outstanding shares of Capital Stock were issued in compliance with any preemptive rights and any other statutory or contractual rights of any shareholders of the Company and in compliance with all applicable securities Laws. As of the date hereof, 1,774,491 shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Option Plans, no shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted outside of the Option Plans, and no shares of Common Stock are reserved for issuance upon the exercise of outstanding Warrants. Section 2.2 of the Company Disclosure Schedule sets forth a correct, true and complete list of each Person who, as of the close of business on December 11, 2007, held an Option under any of the Option Plans or otherwise or a Warrant, indicating with respect to each Option and Warrant then outstanding, the number of Shares subject to such Option or Warrant, the grant date and exercise price of such Option or Warrant, and the vesting schedule and expiration of such Option or Warrant. The only security issuable upon exercise of outstanding Options or Warrants is Common Stock. There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or requiring it to give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of its shares of capital stock or any rights to participate in the equity or net income of the Company or any of its Subsidiaries. There are no shareholders' agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound or, to the knowledge of the Company, between or among shareholders, in each case with respect to the transfer or voting of any capital stock of the Company or any of its Subsidiaries.

(b) Section 2.2(c) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Company's Subsidiaries. All outstanding shares of capital stock or other equity interests of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of all Liens, other than Permitted Liens.

(c) Other than the Subsidiaries, there are no other corporations, joint ventures, associations or other entities in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any of its Subsidiaries is a member of (nor is any part of its business conducted through) any partnership nor is the Company or any of its Subsidiaries a participant in any joint venture or similar arrangement.

2.3 Authority Relative to This Agreement. Subject to the receipt of stockholder approval with respect to the transactions contemplated hereby, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the Shares in accordance with the DGCL and the Company Certificate of Incorporation. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding agreement of Eastern and Newco, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

2.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery by the Company of this Agreement and of each instrument required hereby to be executed and delivered by the Company at the Closing, nor the performance of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will:

(i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or Company By-Laws or the respective Subsidiary Organizational Documents of any of the Company's Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) pursuant to the applicable requirements of the Exchange Act, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and foreign merger control laws, or (CD) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained by the Company or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 2.4 are duly and timely obtained or made and the approval of the Merger and the adoption of this Agreement by the Company's shareholders have been obtained, violate any Law applicable to the Company or any of its Subsidiaries, or to any of their respective assets, the violation of which, individually or in the aggregate, would be expected to have a Company Material Adverse Effect.

(b) The only votes of the holders of any class or series of the Company's or its Subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the outstanding voting power of the Common Stock (“Company Shareholder Approval”).

2.5 SEC Reports; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Company SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with the books and records of the Company and with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.

2.6 Absence of Certain Changes or Events. As of the date of this Agreement, since December 31, 2006, the Company has not suffered any Company Material Adverse Effect, and to the knowledge of the Company, no fact, condition or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.7 Litigation. As of the date of this Agreement, there are no Actions, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries.

2.8 Absence of Undisclosed Liabilities. Except for obligations required or permitted to be incurred in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due) of the type required by GAAP to be reflected as a liability on a consolidated balance sheet of the Company, other than liabilities and obligations (i) reflected on the balance sheet included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, or (ii) incurred after such date in the ordinary course of business consistent with past practice and immaterial in amount.

2.9 Proxy Statement. The Proxy Statement and other materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement and any other proxy materials will not, (a) at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information that is supplied in writing by Newco or Eastern expressly for inclusion in the Proxy Statement.

2.10 Taxes.

(a) Tax Returns.

(i) The Company and each of its Subsidiaries have duly, timely and properly filed all material federal, state, local and foreign tax returns (including, but not limited to, income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed with the appropriate taxing authority. All such tax returns accurately reflect in all material respects all liabilities for taxes for the periods covered thereby, and the Company and its Subsidiaries have paid or accrued on their respective balance sheets, or caused to be paid or accrued on their respective balance sheets, all material taxes for all periods or portions thereof ending on or prior to the date of such balance sheets (whether or not shown on any tax return), including interest and penalties and withholding amounts owed by the Company or any such Subsidiary, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person. Without limiting the generality of the foregoing, the accruals and reserves for current taxes reflected in the financial statements included in the Company SEC Reports are adequate in all material respects to cover all taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.

(ii) Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by a governmental authority in a jurisdiction where the Company or such Subsidiary, as the case may be, does not file tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii) No unpaid tax deficiencies have been proposed or assessed in writing against the Company or any of its Subsidiaries and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company or any of its Subsidiaries since January 1, 2002.

(iv) Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than any entity that is included in the Company's consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K. No Person (other than any entity that is included in the Company's consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Company.

(b) Audits. Neither the Company nor any of its Subsidiaries has consented to any extension of time with respect to a tax assessment or deficiency that, as of the date of this Agreement, remains in effect, or has waived any statute of limitations in respect of taxes. In addition, (i) none of the federal income tax returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years, (ii) no tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the knowledge of the Company, threatened, with respect to any taxes due from or with respect to or attributable to the Company or any Subsidiary of the Company or any tax return filed by or with respect to the Company or any Subsidiary of the Company, and (iii) no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any of its Subsidiaries.

(c) Liens. There are no tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current taxes not yet due and payable and Permitted Liens.

(d) Withholding Taxes. The Company and each of its Subsidiaries has properly withheld and timely paid in all material respects all taxes which it was required to withhold and pay in connection with or relating to salaries, compensation and other amounts paid or owing to its employees, consultants, creditors, shareholders, independent contractors or other third parties. All material Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

(e) Other Representations.

(i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

(ii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any closing agreement or offer in compromise with any taxing authority or (B) has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed as of or prior to the Closing.

(iii) None of the assets of the Company or any of its Subsidiaries is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(iv) The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that, to the knowledge of the Company, (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B),would give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(v) There are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent the Company or any of its Subsidiaries in connection with any tax matter or proceeding.

2.11 Employee Benefit Plans; Labor Matters.

(a) Employee Benefit Plans.

(i) Section 4.11(a)(i) of the Company Disclosure Schedule sets forth a list of all Company Plans which are subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that are reasonably likely to give rise to any such Action which would result in material liability.

(ii) All contributions required to be made to each Company Plan under the terms thereof, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable Law are not delinquent in any material respect.

(iii) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

(iv) To the knowledge of the Company, there has been no violation of ERISA that would reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(v) No Action is pending or has been asserted or instituted against any Employee Benefit Plan or its assets or against the Company, or, to the knowledge of the Company, against any plan administrator or fiduciary of any Employee Benefit Plan, with respect to the operation of any such Employee Benefit Plan (other than routine, uncontested benefit claims). To the knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

(vi) Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(vii) There will be no material liability of the Company or any Subsidiary thereof (A) with respect to any Pension Plan that has previously been terminated or (B) under any insurance policy or similar arrangement procured in connection with such Pension Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring at or prior to the Effective Time.

(b) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no labor union or organizing activity pending or, to the knowledge of the Company, threatened, with respect to the Company, any of its Subsidiaries or their respective businesses. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, no Key Employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

2.12 Environmental Laws and Regulations. To the Company’s knowledge, the Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with all applicable federal, state, local and foreign Laws and regulations relating to environmental pollution or protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (collectively, “Environmental Laws”). The Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with required standards of conduct with respect to Hazardous Materials. Neither the Company nor any of its Subsidiaries has received within the period of three (3) years prior to the Effective Time written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the ordinary course of business in material compliance with all applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned or claimed by the Company or any Subsidiary of the Company as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii) all trademark registrations and pending trademark registration applications; and

(iii) all copyright registrations and pending copyright registration applications.

For purposes of this Agreement, the “Company's Registered Intellectual Property” shall mean the above categories (i), (ii) and (iii), collectively.

(b) All of the Company's Registered Intellectual Property is owned collectively by the Company or a Subsidiary of the Company.

(c) All of the Company's Registered Intellectual Property (excluding applications)is subsisting, and, to the knowledge of the Company, valid and in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with such Company Registered Intellectual Property (excluding applications) have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company Registered Intellectual Property (excluding applications).

(d) Except for actions of the relevant jurisdiction's patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, governmental authority or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of the Company's Registered Intellectual Property. Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice. Except for Office Actions, neither the Company nor any Subsidiary of the Company is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company's Registered Intellectual Property.

(e) To the knowledge of the Company, the Company and each of the Company's Subsidiaries owns, or has valid rights to use, all the Intellectual Property used in the business of the Company or such Subsidiary, as applicable, as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products.

(f) To the knowledge of the Company, the conduct of the business of the Company and each of the Company's Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where the Company currently conducts business.

(g) To the knowledge of the Company, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company or any of the Company's Subsidiaries (collectively, and including the Company's Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company or any Subsidiary of the Company.

(h) As of the date of this Agreement, the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been, to the knowledge of the Company, pending any) Action alleging that the activities or the conduct of the Company's business or any Company Subsidiary's business dilutes (solely with respect to trademark rights), misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute (solely with respect to trademark rights), misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party (nor, to the knowledge of the Company does there exist any basis therefor). Except for Office Actions pertaining to Company's Registered Intellectual Property, neither the Company nor any of the Company's Subsidiaries is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company's or any such Subsidiary's rights to use any Intellectual Property, (ii) restricts the Company's or any such Subsidiary's business in order to accommodate a third party's Intellectual Property rights or (iii) requires any future payment by the Company or any such Subsidiary.

(i) Except as set forth in Section 2.13(i) of the Company Disclosure Schedule, each Person who is or has been employed by the Company at any time at or prior to the date hereof, or is or has provided consulting services to the Company at any time at or prior to the date hereof has executed a Employee/Contractor NDA, each substantially in the forms attached to Section 2.13(i) of the Company Disclosure Schedule; such schedule also indicates, with respect to each current and former employee of the Company, which version attached in Section 2.13(i) of the Company Disclosure Schedule was executed. Except in the exercise of the Company's business judgment, other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to the knowledge of the Company, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company or any Subsidiary of the Company related to any product currently being marketed, sold, licensed or developed by the Company or any Subsidiary of the Company (each such product, a “Proprietary Product”). The current and former employees of the Company and each Subsidiary set forth on Section 2.13(i) of the Company Disclosure Schedule who have made material contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed an invention assignment agreement or have performed such work on the software code in the course of and within the scope of their employment. All consultants and independent contractors currently or previously engaged by the Company or its Subsidiaries who made contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, or modified any software code contained in any Proprietary Product) have entered into a work-made-for-hire agreement or have otherwise assigned to the Company or a Subsidiary of the Company (or a third party that previously conducted any business currently conducted by the Company and that has subsequently assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or any such Subsidiary. Other than the employees, consultants and contractors referred to in this Section 2.13(i), no Person currently makes any contribution to the development of any components of any Proprietary Product owned by the Company.

(j) Except for standard licenses to end-user customers in the ordinary course of business, Section 2.13(j) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property, including any agreements with respect to the licensing and distribution thereof.

(k) Neither the Company nor any Subsidiary has granted nor is it obligated to grant access or a license to any of the source code relating to any Proprietary Product, where the Proprietary Product consists of a compiled binary distribution of such source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code). Section 2.13(k) of the Company Disclosure Schedule includes, with respect to any grant or obligation to grant access or a license to source code listed therein, a detailed description of such grant or obligation, including the identification of source code to which it relates. The source code for all Proprietary Products that include software has been documented in a manner that is reasonably sufficient to independently enable a programmer of reasonable skill, competence and experience with the programming language in which the software is programmed to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the respective Proprietary Product.

(l) Section 2.13(l) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code (defined below) that is contained in any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the applicable license agreement for each such item of Open Source Code, and (iii) the Proprietary Product(s) to which each such item of Open Source Code relates. None of the Proprietary Products is subject to the provisions of any contract or agreement which conditions the distribution of such Proprietary Product on a requirement that the Proprietary Product or any portion thereof be licensed to the public generally for the purpose of making modifications or derivative works, or on a requirement that such Proprietary Product or any portion thereof be distributed without charge to the public generally. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or is otherwise distributed or made generally available in source code form under license terms that permit modification and redistribution of such software in source code form, including without limitation any software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community available to the public generally under a license approved, as of the date hereof, by the Open Source Initiative of San Francisco, California as an Open Source License.

(m) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has any obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company has licensed any of its Intellectual Property to any Person on an exclusive basis.

(n) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in violation of any contract, agreement, license or other instrument relating to Intellectual Property to which it is a party or otherwise bound. The consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or any Company Subsidiary of, or impair or restrict the right of any of them to use, any Intellectual Property that is material to the business of the Company or any Subsidiary of the Company as currently conducted, and will not require the consent of any governmental authority or third party with respect to any such Intellectual Property. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, license or other instrument under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Eastern or any of Eastern's affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment, alteration or termination of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound licenses for generally available commercial binary code-only software product supplied under end user licenses, implied licenses attendant to the sale or purchase of non-software products, and outbound standard licenses to end-user customers in the ordinary course of business, the contracts, licenses and agreements listed in Section 2.13(o) of the Company Disclosure Schedule lists all material contracts, licenses and agreements currently in effect to which the Company or any of the Company's Subsidiaries is a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries. All such contracts, licenses and agreements are in full force and effect, and neither the Company nor any Subsidiary of the Company is in material breach of or has failed to perform under, any of such contracts, licenses or agreements to which it is party and, to the knowledge of the Company, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement, will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses, arrangements and agreements set forth in Section 2.13(o). Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or it Subsidiaries would otherwise be required to pay.

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and (assuming the authorization by Surviving Corporation of the transfer thereof to Eastern) Eastern from and after the Effective Time without restriction and without payment of any kind to any third party other than requirements under applicable laws to file documents with and pay fees to patent, trademark, copyright and other governmental offices.

(q) To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary.

(r) To the knowledge of the Company, the Proprietary Products are free of all viruses, worms, and Trojan horses, excluding key registration and activation mechanisms and self-help mechanisms. Except for ordinary course software bugs and errors typical for software of the type distributed by the Company (or its Subsidiaries, as the case may be) (none of which are Severity 1 Errors), each product offered for sale by the Company (or its Subsidiaries, as the case may be) conforms in all material respects with any specification, technical documentation, representation or statement made in a contract by or on behalf of the Company (or its Subsidiaries, as the case may be) except with respect to warranty claims and claims made pursuant to maintenance agreements in the ordinary course of business, which shall not include substantial repeated failures of products to comply with specifications that have not been resolved, and the Company has not received written notice from any customer, reseller, OEM customer or governmental authority alleging any such material non-conformance. “Severity 1 Error” means a situation in which an error causes a software program to be inoperable or materially impacts the licensee's productivity and/or service levels.

(s) The Company and its Subsidiaries have complied with all Laws regarding the protection of Customer Personal Data, including without limitation the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states. The Merger will not violate any Laws or agreements between the Company (or one its Subsidiaries, as the case may be) and its customers relating to Customer Personal Data. “Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of the Company or its Subsidiaries.

(t) The Company and its Subsidiaries have entered an agreement with an ICANN-sanctioned domain name registrar for the registration and DNS sponsoring and administration of the second level domain names set forth in Section 2.13(t) of the Company Disclosure Schedules (“Domain Names”). The domain name registration agreements provide for the registration of each Domain Name of the Company Disclosure Schedules until the date indicated in Section 2.13(t) of the Company Disclosure Schedules, and to the knowledge of the Company, no third-party other than ICANN has rights in the Domain Names superior to the Company or its Subsidiaries and no Person has made any claims against the Company's Domain Names.

(u) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications therefor (including without limitation any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form).

2.14 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries has in any material respect violated or failed to comply with, or is in any material respect in default under, any Law, applicable to the Company or any of its Subsidiaries or any of their respective material assets and material properties and non-compliance with which has resulted or would be reasonably likely to result in a material adverse effect upon the Company, such Subsidiary or such asset or property, as the case may be.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other Person claiming any material violation of any Law with respect to the Company, any of its Subsidiaries or any of their respective businesses.

2.15 Takeover Statutes. The Board of Directors has taken all action necessary to render inapplicable to the Merger and to the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL restricting business combinations with “interested shareholders”. Except for the Preferred Stock Purchase Rights Agreement (“Rights Agreement”) under which shareholder are entitled to preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, the Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover protections or defenses. Company has taken all action so that (i) Eastern shall not be an “Acquiring Person” thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

2.16 Agreements, Contracts and Commitments.

(a) Section 2.16 of the Company Disclosure Schedule contains a list of the following written contracts, agreements, understandings or other instruments or obligations to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or has committed to be bound (the “Contracts”) as of the date hereof:

(i) all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

(ii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest customers relating to the provision of maintenance services and/or consulting services by the Company or its Subsidiaries, as the case may be, determined on the basis of consolidated revenue for the twelve months ended September 30, 2007;

(iii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest suppliers determined on the basis of the total dollar value of goods or services purchased by the Company and the Subsidiaries for the twelve months ended September 30, 2007;

(iv) all Contracts limiting the freedom of the Company or any of its Subsidiaries to fully exploit any of its Intellectual Property or to compete in any line of business or in any geographic area or with any Person;

(v) all Contracts to make any capital expenditures in excess of $50,000; and

(vi) all Contracts with any director, officer, employee or consultant of or to the Company or any of its Subsidiaries or any family member or other Person affiliated with any of the foregoing other than offer letters to employees executed by the Company and its employees in the ordinary course of business.

(b) All Contracts required to be listed in Section 2.16(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company or any of its Subsidiaries (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company, as the case may be, and are in full force and effect. To the knowledge of the Company, none of the parties to the Material Contracts is in any material respect in breach thereof or default thereunder or, subject to receipt of the consents, waivers or amendments with respect to such Material Contracts as are described in Section 2.4(a)(iii) of the Company Disclosure Schedule, will be in any material respect in breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. There are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

2.17 Permits. The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and other approvals from all governmental authorities that are required from them to own, lease or operate their assets and to carry on their businesses as presently conducted in compliance with all applicable Law (the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material violation of the terms of any such Company Permit. The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

2.18 Brokers, Finders and Others. The Company has not employed, and to the knowledge of the Company, no other Person has made any arrangement by or on behalf of the Company with, any Person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.19 Property.

(a) The Company and its Subsidiaries have good and valid title in all personal property owned by them that is material to the business of the Company and its Subsidiaries and/or is included as an owned asset of the Company or any of its Subsidiaries in any of the financial statements included in the Company SEC Reports. The Company and each of its Subsidiaries holds valid leasehold or license interests in all personal property leased by or licensed to it that is material to its respective business, in each case free and clear of all Liens, except for Permitted Liens.

(b) True and correct descriptions of all real property leased by the Company or any of its Subsidiaries are set forth in Section 2.19 of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has a valid leasehold interest in all real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Subsidiary of the Company owns any real property.

2.20 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Eastern, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.21 Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Copies of all such books and records (including a copy of the stock register for each) of the Company and each Company Subsidiary have been provided by the Company to Eastern.

2.22 Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 Affiliate Transactions; Sarbanes-Oxley Act.

(a) No executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 1% or more of the Capital Stock (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

(b) The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

2.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Oppenheimer & Co., Inc. to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for each share of Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view (such opinion that the Per Share Merger Consideration is fair from a financial point of view, the “Fairness Opinion”). Oppenheimer & Co., Inc. has consented to being named in and to the inclusion of a copy of the Fairness Opinion in its entirety and a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

2.25 Expenses. Section 2.25 of the Company Disclosure Schedule sets forth a true and complete list of all Company Transaction Expenses, including the maximum amount of the obligation (including the maximum amount of any reimbursable expenses) and to whom the respective Company Transaction Expenses are payable. Except for the Company Transaction Expenses, which shall in no event exceed $1.2 million in the aggregate (including the full amount of any reimbursable expenses), neither the Company nor any of its Subsidiaries is obligated (and the Surviving Corporation will not be obligated following the Effective Time) to pay any fees or reimburse any expense in connection with this Agreement and the transactions contemplated hereby.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO. Eastern and Newco represent and warrant, jointly and severally, to the Company that:

3.1 Corporate Organization and Qualification. Each of Eastern and Newco is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Eastern Material Adverse Effect. Each of Eastern and Newco has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

3.2 Authority Relative to This Agreement. Each of Eastern and Newco has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by Eastern or Newco at Closing, and the consummation by Eastern and Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Eastern and Newco and by Eastern as the sole shareholder of Newco, and no other corporate proceedings on the part of Eastern and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Eastern and Newco and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Eastern and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3 Consents and Approvals; No Violation. Neither the execution and delivery by Eastern or Newco of this Agreement or any instrument required hereby to be delivered by Eastern and Newco at the Closing, nor the performance by Eastern and Newco of their respective obligations hereunder or thereunder, nor the consummation by Eastern and Newco of the transactions contemplated hereby, will:

(a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively, of Eastern or Newco;

(b) require Eastern or Newco to obtain or make any consent, approval, authorization, permit or filing with or notification to, any governmental authority, except (i) pursuant to the applicable requirements of the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) as may be required by any applicable state securities or “blue sky” Laws, or (iv) as may be required under the HSR Act and foreign merger control laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Eastern Material Adverse Effect or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Eastern or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Eastern Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 3.3 are duly and timely obtained or made, violate in any material respect any applicable Law to Eastern or any of its Subsidiaries or to any of their respective assets.

3.4 Proxy Statement. None of the information supplied by Eastern or Newco in writing for inclusion in the Proxy Statement will, (a) at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Eastern or Newco with respect to (i) statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or (ii) statements regarding Eastern or Newco that become incorrect after the filing or mailing of the Proxy Statement which the Company does not correct by amending or supplementing the Proxy Statement to the extent appropriate with a reasonable period of time after written notice of such change from Eastern or Newco.

3.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

3.6 Brokers and Finders. Neither Eastern nor Newco has employed, and to the knowledge of Eastern, no other Person has made any arrangement by or on behalf of Eastern or Newco with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.    COVENANTS AND AGREEMENTS

4.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Eastern shall otherwise agree in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable Laws, pay its debts and taxes when due (subject to good faith disputes over such debts), pay or perform other material obligations when due, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at or prior to the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement, or as set forth in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Eastern, which consent shall not be unreasonably withheld or delayed:

(a) except for shares to be issued or delivered upon exercise of the Options outstanding as of the date hereof in accordance with the Option Plans or other Option-related agreements or Warrants outstanding as of the date hereof in accordance with their respective terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(c) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a Subsidiary to the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of the Company Certificate of Incorporation or Bylaws (or the equivalent Subsidiary Organizational Documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company's Subsidiaries;

(f) make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any Person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any Liens (other than Permitted Liens), except to the extent such disposition or Lien is made or incurred in the ordinary course of business consistent with past practice;

(g) incur any Indebtedness for borrowed money or guarantee any such Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing), except, in each case, to the extent such Indebtedness is made or incurred in the ordinary course of business consistent with past practices;

(h) grant any increases (other than as required by Law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

(i) pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing Company Plans as in effect on the date hereof;

(j) enter into any new, or amend any existing, employment, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

(k) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing of any benefits thereunder;

(l) change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(m) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract), except, in the ordinary course of business consistent with past practices;

(n) modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(o) pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(p) fail to maintain in all material respects inventory levels appropriate for the businesses of the Company and each of its Subsidiaries;

(q) make or commit to make aggregate capital expenditures in excess of $100,000;

(r) settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

(s) grant any Lien on the capital stock of the Company or any of its Subsidiaries except for a Permitted Lien;

(t) enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

(u) take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Section 2 to be untrue in any material respect or would reasonably be anticipated to cause any of the conditions to closing set forth in Section 5 not to be satisfied in any material respect; or

(v) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2 No Solicitation of Transactions.

(a) The Company has ceased and terminated, and has directed each officer, director, employee, investment banker, attorney or other advisor or representative of the Company to cease and terminate, all activities, discussions, solicitations, communications or negotiations with any Third Party with respect to any Competing Transaction. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit, accept or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Eastern, Newco or any Affiliates thereof (any such other Person, a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company, whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company (any transaction or series of transactions with the foregoing effect, a “Competing Transaction”); (ii) participate or engage in any discussions or negotiations with any Third Party regarding any Competing Transaction, or furnish to any Third Party any information or data with respect to or access to the properties of the Company in connection with a Competing Transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; (iii) withdraw, modify or amend in any way adverse to Eastern or Newco its recommendation to the Company's stockholders that they approve this Agreement and the Merger, except in strict compliance with this Section 4.2, or (iv) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, if the Company receives (in the absence of any violation of this Section 4.2) a bonafide, unsolicited written proposal or offer for a Competing Transaction prior to the receipt of the Company Shareholder Approval and that has not been withdrawn, which the Board of Directors, acting reasonably and in good faith (after consultation with the Company's outside legal counsel and financial advisor), determines by majority vote (excluding any members of the Board of Directors that are not independent of the Third Parties making such offer for a Competing Transaction) is superior to the terms of this Agreement based upon the financial terms of the proposed Competing Transaction, the proposed timing of the Competing Transaction or the likelihood that such Competing Transaction will be consummated (a “Superior Competing Transaction”), then the Company may, in response to such unsolicited proposal or offer and subject to compliance with this Section 4.2, furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement at least as restrictive as the Confidentiality Agreement (defined below). Nothing contained in this Agreement shall prevent the Board of Directors from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company's shareholders required by applicable Law, rule or regulation, or (iii) otherwise making such disclosure to the Company's shareholders or otherwise that the Board of Directors (after consultation with its counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company's shareholders under applicable Law.

(c) Subject to subparagraph (d) below, if the Board of Directors determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith (after consultation with the Company's outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company is and would not as a result be in breach of any of the provisions of this Section 4.2, the Company and the Board of Directors may (i) withdraw, modify or change the Board of Director's approval or recommendation of this Agreement or the Merger, (ii) approve or recommend to the Company's shareholders such Superior Competing Transaction, (iii) terminate this Agreement in accordance with Section 6.4(ii), and/or (iv) publicly announce the Board of Director's intention to do any or all of the foregoing; provided, that in any such event the Company shall timely pay any amounts owing to Eastern as a result thereof pursuant to Section 6.5.

(d) The Company shall not take any of the actions referred to in Section 4.2(b) and the Board of Directors shall not take any of the actions referred to in Section 4.2(c) unless the Company shall have delivered to Eastern prior written notice advising Eastern that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Company takes any action referred to in Section 4.2(c), Eastern shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto, to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. In addition, the Company shall notify Eastern as promptly as reasonably practicable, and use its best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, a proposal for a Competing Transaction (including the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company shall keep Eastern reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Competing Transaction.

4.3 Reasonable Efforts to Complete Transactions.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain the Company Shareholder Approval, all necessary or appropriate waivers, consents, and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the filings referred to in Sections 2.4(a)(ii) and 3.3(b) and such filings, consents, approvals, orders registrations and declarations as may be required under applicable Laws, which shall be made as promptly as reasonably practicable after the date of this Agreement, and to challenge or lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

(b) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration of the Company's Capital Stock under the Exchange Act as of the Effective Time.

(c) Each of the Company and Eastern shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect in accordance with its terms, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification provided pursuant to clause (i) or (ii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to or obligations of the parties under this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, (iv) any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger or the transactions contemplated by this Agreement, (v) any notice or communication from a Key Employee proposing to terminate, revoke or withdraw any commitment to remain employed by the Company or Eastern and (vi) any Action commenced or, to the knowledge of the Company, on the one hand, or to the knowledge of Eastern, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, and Eastern or Newco, on the other hand, and which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2 or Section 3, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 4.3 if in the good faith opinion of the Board of Directors (after consultation with counsel) such actions would violate its fiduciary duties to the Company's shareholders under applicable Law.

4.4 Shareholders Meeting; Proxy Statement.

(a) The Company, acting through the Board of Directors, shall:

(i)(A) use reasonable efforts to promptly prepare and, no later than fifteen (15) business days after the date of this Agreement, file with the SEC a proxy statement complying with applicable requirements of Law and all of the proxy rules of the SEC for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Eastern and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the Company Shareholder Approval, unless the Company has received and accepted an offer for a Superior Competing Transaction and has terminated this Agreement pursuant to Section 6.4(ii);

(ii) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger and use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Shareholders Meeting; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if, permitted by and in accordance with Section 4.2;

(iii) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining Company Shareholder Approval (the “Shareholders Meeting”), to be held forty-five (45) days following the filing of the definitive Proxy Statement with the SEC unless the Board of Directors has withdrawn its recommendation of the Merger and the transactions contemplated by this Agreement in accordance with Section 4.2; and

(iv) if at any time prior to the Shareholders Meeting any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify

Eastern and shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

(b) Eastern and Newco shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the Company preparing the Proxy Statement, and Eastern shall be entitled to review and approve the statements made regarding such matters prior to filing with the SEC. If at any time prior to the Shareholders Meeting any information relating to Eastern, or any of its Affiliates, officers or directors, should be discovered by Eastern which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Eastern shall promptly notify the Company and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

4.5 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Eastern (“Representatives”), in order to evaluate the transactions contemplated by this Agreement and from time to time evaluate the Company's business and financial condition and prospects, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its properties, books, records, facilities, officers, directors and accountants and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not unreasonably interfere with the normal operations of the Company. Eastern agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 4.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) No information received pursuant to an investigation made under this Section 4.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Eastern and Newco in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 5.

4.6 Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with any automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with, the other parties before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 4.2.

4.7 Indemnification of Directors and Officers.

(a) Eastern and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company (the “Indemnified Parties”) in the Company Certificate of Incorporation and Company By-Laws, and of the

Company's Subsidiaries in their respective certificate of incorporation and by-laws, as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six (6) years after the Effective Time, and Eastern shall cause the Surviving Corporation to honor all such obligations to the Indemnified Parties; provided, however, that (i) all rights to indemnification in respect of any such claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, and (ii) Eastern and Newco shall acquire “tail” directors' and officers' liability insurance and fiduciary insurance policies effective as of the Effective Time covering Claims with respect to matters occurring at or prior to the Effective Time, including the Merger, and with terms that are no less favorable to the Indemnified Parties than the Company's existing directors' and officers' liability insurance and fiduciary insurance policies in effect immediately prior to the Effective Time; provided, however, that Eastern and Newco collectively shall be obligated to pay no more than $160,000 in the aggregate for such “tail” directors' and officers' liability insurance and fiduciary insurance policies and if such insurance with terms no less favorable to the Indemnified Parties than such existing directors' and officers' liability insurance and fiduciary insurance policies cannot be obtained for aggregate premiums of $100,000 or less, then Eastern shall only be obligated to obtain such insurance coverage on such terms and for such duration as reasonably can be obtained for $160,000.

(b) This Section 4.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Eastern, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.7. The obligations under this Section 4.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in paragraph (a) above) and their respective heirs, successors and assignees without the prior written consent of such Indemnified Party (or other Person who is a beneficiary under such “tail” policy) and their respective heirs, successors and assignees. The rights of each Indemnified Party (and other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees) under this Section 4.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have as of the date hereof under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.7.

5.    CONDITIONS TO CONSUMMATION OF THE MERGER.

5.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or written waiver by the party protected by the condition to be satisfied or waived, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Certificate of Incorporation and Company By-Laws.

(b) Injunction. There shall not be in effect any Law enjoining or prohibiting the consummation of the transactions contemplated hereby; provided, however, that prior to any party invoking this condition, such party shall use its commercially reasonable efforts to have any such Law lifted, vacated, or rendered inapplicable to such transactions.

(c) HSR Act and Other Governmental Filings and Consents. The waiting period applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any governmental authority legally required for the consummation of the Merger and the transactions contemplated hereby shall have expired, been terminated or been obtained and be in effect at the Effective Time., as the case may be;

(d) Fairness Opinion. The Fairness Opinion shall have been delivered and not subsequently modified, amended, withdrawn or rescinded.

5.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) The representations and warranties of Eastern and Newco contained in this Agreement, without regard to any qualification or reference to “material”, “Material Adverse Effect” or similar variation thereof (a “Materiality Qualifier”) shall be true and correct at and as of the Effective Time as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for those failures to be true and correct which individually or in the aggregate, have not had and would not reasonably be expected to have a Eastern Material Adverse Effect, and the Company shall have received a certificate of a duly authorized officer of Eastern to the foregoing effect.

(b) Eastern and Newco shall have performed and complied with in all material respects their obligations under this Agreement required to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Eastern to the foregoing effect.

5.3 Conditions to Eastern's and Newco's Obligations to Effect the Merger. The obligations of Eastern and Newco to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Eastern and Newco, in whole or in part, at any time prior to the Effective Time):

(a) The representations and warranties of the Company contained in this Agreement, without regard to any Materiality Qualifiers, shall be true and correct at and as of the Effective Time as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) except for those failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and Eastern shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(b) The Company shall have performed and complied with in all material respects its obligations under this Agreement, required to be performed or complied with on or prior to the Effective Time, and Eastern shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(c) All consents, approvals and authorizations necessary for the Company to consummate the Merger and the other transactions contemplated hereby shall have been obtained (including any consents needed from holders of Options and Warrants).

(d) Less than ten percent (10%) of the outstanding shares of Capital Stock shall be Dissenting Shares.

(e) There shall not be pending any Action that has a reasonable likelihood of success challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time, or seeking the payment of any material amount of damages.

(f) Eastern shall have received consent from Wells Fargo Foothill, Inc. regarding the closing of the transaction; provided, such condition shall be waived unless Eastern notifies the Company on or prior to January 18, 2008 that such condition has not been satisfied and terminates this Agreement in accordance with Section 6.3(iv) prior to such date

(g) Eastern shall have obtained an agreement for financing from Wells Fargo Foothill, Inc. on terms acceptable to Eastern in its sole discretion; provided, such condition shall be waived unless Eastern notifies the Company on or prior to the January 18, 2008 that such condition has not been satisfied and terminates this Agreement in accordance with Section 6.3(iv) prior to such date.

(h) Eastern shall have completed business, technical, legal and financial due diligence on the Company and its products and Eastern shall have determined, in its sole discretion, that the results of such due diligence are acceptable to Eastern; provided, such condition shall be waived unless Eastern notifies the Company on or prior to the January 10, 2008 that such condition has not been satisfied and terminates this Agreement in accordance with Section 6.3(iv) prior to such date.

(i) There shall be no other Indebtedness of the Company in excess of $500,000 outstanding as of the Effective Time, other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

(j) Eastern shall have received an opinion of the Company's outside legal counsel in form and substance reasonably acceptable to Eastern.

(k) Eastern shall have received a certificate of a duly authorized officer of the Company certifying (i) as to the accuracy and completeness of Section 2.25 of the Company Disclosure Schedule and (ii) that Company Transaction Expenses do not exceed, in the aggregate, $1.2 million (including the full amount of any reimbursable expenses). Eastern shall have received an executed release in form and substance reasonably acceptable to Eastern from each Person to whom any Company Transaction Expense is payable as set forth in Section 2.25 of the Company Disclosure Schedule, and pursuant to which the Company, the Surviving Corporation, Eastern and Newco and any Affiliate of any of them, are fully released from any obligation or liability in respect of any amounts in excess of the respective amounts owed to such Person (whether for fees, reimbursable expenses or otherwise) as set forth in Section 2.25 of the Company Disclosure Schedule, provided, however, that such release shall not extend to any contingent obligations or liabilities which may arise following the closing of the transactions contemplated herein.

(l) The Company shall have delivered to Eastern the following documents: (i) a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company's shareholders adopting this Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Delaware, and dated no more than two (2) business days prior to the Closing Date, (iv) a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any Subsidiary of the Company is a U.S. real property holding company in form and substance reasonably acceptable to Eastern.

6.    TERMINATION; WAIVER.

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (even after obtaining the Company Shareholder Approval), by the mutual written consent of Eastern and the Company.

6.2 Termination by Either Eastern or the Company. This Agreement may be terminated and the Merger may be abandoned by Eastern or the Company if:

(i) there is in force a Law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge,

(ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held, or any adjournment thereof, at which a quorum was present and at which a shareholder vote was held with respect to the Merger; provided that the right to terminate this Agreement pursuant to this Section 6.2(ii) (A) shall not be available to the Company if the Company has breached the provisions of Section 4.2 or 4.4, and (B) shall not relieve the Company's from its obligation to pay any amounts determined to be payable to Eastern under Section 6.5 as and when due, or

(iii) the Effective Time shall not have occurred on or before February 28, 2008 (the “Termination Date”); provided, that (A) the right to terminate this Agreement pursuant to this Section 6.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close, and (B) the Termination Date for any termination by the Company pursuant to this Section 6.2(iii) shall be extended by the number of days in excess of thirty (30) days that is required to obtain final SEC approval of the Proxy Statement (measured from the date of the first filing of the preliminary Proxy Statement with the SEC until the date the Proxy Statement is cleared by the SEC to be mailed to the shareholders of the Company).

6.3 Termination by Eastern. This Agreement may be terminated by Eastern prior to the Effective Time (even after receipt of the Company Shareholder Approval), if:

(i) there shall have been a breach of representation, warranty or covenant of the Company that gives rise to a failure of the conditions to Closing in Sections 5.3(a) or 5.3(b), which breach or failure is not cured, or is incapable of being cured, within ten (10) days after the receipt by the Company of written notice, provided, that at such time Eastern shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.2(a) or 5.2(b) are not then capable of being satisfied other than as a result of the Company's actions or omissions,

(ii) the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Eastern or Newco, or

(iii) the Company shall have approved or recommended a Competing Transaction. or

(iv) the conditions to Closing set forth in either Sections 5.3(f), 5.3(g) or 5.3(h) have not been satisfied at any time prior to the waiver of such conditions to Closing.

6.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if:

(i) there shall have been a breach of representation, warranty or covenant of Eastern or Newco that gives rise to a failure of the conditions to Closing in Sections 5.2(a) or 5.2(b), which breach or failure is not cured, or is incapable of being cured, within ten (10) days after the receipt by Eastern of written notice, provided, that at such time the Company shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.3(a) or 5.3(b) are not then capable of being satisfied, other than as a result of Eastern's actions or omissions, or

(ii) the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger and there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction and the Company concurrently enters into, a definitive agreement providing for the consummation of such Superior Competing Transaction; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 4.2(d), (B) Eastern has not made, within three (3) business days of receipt of the written notice to be delivered pursuant to Section 4.2(d), an irrevocable unconditional offer that the Board of Directors reasonably and in good faith determines is at least as favorable to the stockholders of the Company as the proposal or offer for such Superior Competing Transaction, it being understood that the Company shall not enter into such binding agreement during such three (3) business day period, and (C) the Company shall timely pay the Termination Fee or Expense Reimbursement to Eastern required by Section 6.5(b) within the applicable time period specified in Section 6.5.

6.5 Effect of Termination.

(a) In the event of the termination or abandonment of this Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, or officers thereof other than pursuant to the provisions of this Section 6.5; provided, that nothing contained in this Section 6.5 shall relieve any party from liability for any fraud or the breach of any representation, warranty, covenant or other agreement contained in this Agreement occurring prior to termination.

(b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i) by the Company pursuant to Section 6.2(ii) or 6.2(iii), if within one (1) year of the date of such termination, the Company and/or its shareholders enters into a definitive agreement for or consummates a Competing Transaction (for purposes of which the definition of “Competing Transaction” shall be as defined in Section 4.2 except that all references to “15%” shall instead be deemed to refer to “50%”);

(ii) by Eastern pursuant to Sections 6.3(ii) or 6.3(iii); or

(iii) by the Company pursuant to Section 6.4(ii),

then the Company shall pay Eastern by wire transfer of immediately available funds a nonrefundable fee in the amount of Two Million Dollars ($2,000,000) (the “Termination Fee”),.

(c) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by either Eastern or the Company pursuant to Section 6.2(ii), then the Company shall reimburse Eastern by wire transfer of immediately available funds for the amount of expenses (including any financing commitment fees) actually incurred by Eastern or Newco in connection with this Agreement or the transactions contemplated hereby, up to a maximum of Two Million Dollars ($2,000,000) (the “Expense Reimbursement”), provided that if the Company is obligated to pay a Termination Fee in compliance with Section 6.5(b)(i) thereafter, then the Termination Fee so payable shall be reduced by the amount previously paid by the Company for the Expense Reimbursement.

(d) The parties acknowledge and agree that Eastern has incurred significant expense in negotiating and entering into this Agreement and that if terminated in the context of facts giving rise to the payment of the Termination Fee or the Expense Reimbursement, (i) the Termination Fee shall be deemed liquidated damages appropriate in such circumstances and not in the nature of a penalty, and (ii) the payment of the Expense Reimbursement also shall be deemed an appropriate measure of liquidated damages to compensate Eastern for expenses associated with the transactions contemplated hereby, and not in the nature of a penalty.

6.6 Extension; Waiver. At any time prior to the Effective Time, each of Eastern, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

7.     ADDITIONAL DEFINITIONS. As used herein the following terms have the following respective meanings:

“2006 10-K” means the Form 10-K of the Company filed with the SEC on April 30, 2007 with respect to the year ended December 31, 2006.

“Action” means actions, , suits, proceedings, governmental investigations, or subpoenas.

“Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Board of Directors” shall mean the Board of Directors of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of December 11 2007, delivered to Eastern by the Company in connection with the execution and delivery of this Agreement.

“Company Material Adverse Effect” shall mean any circumstance, change in or effect on the business, assets or liabilities of the Company or any Subsidiary of the Company that, individually or in the aggregate with all other circumstances, changes in, or effects on such business, assets or liabilities of the Company or any Subsidiary of the Company: (i) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business; but excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, in each case which do not affect the Company and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) from the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby.

“Company Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate (as defined below) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company.

“Company Transaction Expenses” means the any and all fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors, proxy solicitors, legal counsel, accountants, and all other third parties providing services or advice to the Company in connection with the transactions contemplated hereby, retention or change in control bonuses payable to Company employees, severance payments incurred but not yet paid as a result of the consummation of the Merger or the execution of this Agreement, and all other fees and expenses incurred by the Company or payable by the Company on behalf of other Persons, all in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

“Eastern Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Eastern and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which Eastern and its Subsidiaries are involved, in each case which do not affect Eastern and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries,

(iv) changes in the Law or GAAP, or (v) the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, and that in each case would prevent Eastern from performing its obligations to pay the Total Merger Consideration payable hereunder.

“Employee/Contractor NDA” means an agreement with an employee of or contractor to the Company providing for confidentiality and assignment of inventions.

“governmental authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic or supranational and whether national, federal, tribal, provincial, state, regional, local or municipal.

“Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic waste” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (whether or not drawn), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrue’d and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Key Employee” means an executive or key employee of the Company identified as such by Eastern prior to the January 4, 2008.

“Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, writs, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a governmental authority.

“Lien” means any charge, encumbrance, lien, pledge, security interest or adverse claim.

“Per Share Merger Consideration” means $7.20 per Share of outstanding Common Stock.

“Permitted Lien” means (i) Liens for utilities and current taxes not yet due and payable, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, (iii) Liens for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of the Company's assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, and (v) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

“tax” and “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“tax returns” means all returns, declarations, reports, estimates, information returns and statement required to be filed in respect of any taxes.

“Total Merger Consideration” means the aggregate Per Share Merger Consideration plus any amounts due in respect of Options and Warrants under Section 1.7.

8.    MISCELLANEOUS.

8.1 Payment of Expenses. Except as provided in Section 6.5, if the Merger is not consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.2 Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for (A) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (B) the provisions of this Section 8. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in a certificate delivered at the Closing, none of the Company, Eastern or Newco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any other party or other party's representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality

Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

8.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder, or which by Law requires further approval by the Company's shareholders, without the approval of such shareholders; provided, further that if the amendment adversely affects the rights of only a particular shareholder (or holders of a separate class or series of securities), then this Agreement may be amended with the approval of only that shareholder or those affected holders.

8.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

8.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or pdf signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Company:	NetManage, Inc. 20883 Stevens Creek Blvd. Cupertino, CA 95014 Attn: Zvi Alon, President, CEO & Chairman Facsimile No.: (408) 257-1101

With a copy (which shall not constitute effective notice) to:
Perkins Coie LLP 101 Jefferson Drive Menlo Park, CA 94025 Attn: Michael R. Glaser, Esq. Facsimile No.: (650) 838-4350

If to Eastern or Newco:
Rocket Software, Inc. 275 Grove Street Newton, MA 02466 Attn: Johan Magnusson Gedda Facsimile No.:

With a copy (which shall not constitute effective notice) to:
Gesmer Updegrove LLP 40 Broad Street Boston, MA 02109 Attn: Peter M. Moldave, Esq. Facsimile No.: (617) 350-6800

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

8.8 Entire Agreement; Assignment. This Agreement (including the exhibits, schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the collective subject matter hereof. All exhibits and schedules (including the Company Disclosure Schedule) attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement may not be assigned by any of the parties hereto by operation of Law or otherwise without the written consent of the other parties except that (a) Eastern may assign any or all of its rights hereunder to any Affiliate of Eastern and Newco may assign any or all of its rights hereunder to any other newly organized corporation under the Laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by Eastern; provided, that Eastern shall remain liable on a direct and primary basis for the performance of any such Affiliate or direct or indirect Subsidiary, and (b) Eastern or Newco may assign its rights hereunder to any lender financing any portion of the Total Merger Consideration.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Section 1, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 4.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.12 Headings. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement. Sections without decimals (such as “Section 2”) shall include all sections numbered with decimals in such Section (i.e. Section 2.1, 2.2, etc.).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

NETMANAGE, INC.

By:
Name:	Zvi Alon
Title:	Chief Executive Officer

ROCKET SOFTWARE, INC.

By:
Name:
Title:

EASTERN SOFTWARE, INC.

By:
Name:
Title:

ANNEX B

OPINION OF OPPENHEIMER & CO., INC.

Oppenheimer & Co. Inc. 125 Broad Street New York, NY 10004 800-221-5588 580 California Street San Francisco, CA 94104 (415)-438-3000 Member of All Principal Exchanges

December 11, 2007

Board of Directors

NetManage, Inc.

20883 Stevens Creek Blvd.

Cupertino, CA 95014

Members of the Board of Directors:

You have requested the opinion of Oppenheimer & Co. Inc. (“Opco”), as investment bankers, as of this date, as to whether the Merger Consideration (as defined below) pursuant to the Draft Merger Agreement (as defined below) is fair, from a financial point of view, to the holders of NetManage Inc.’s (the “Company”) outstanding common stock.

We understand that the Company, Rocket Software, Inc., (“Rocket”), and a wholly owned subsidiary of Rocket (“Merger Sub”), are considering entering into an Agreement and Plan of Merger substantially in the form of the draft dated December 11, 2007 (the “Draft Merger Agreement”), a copy of which has been provided to us. Pursuant to the Draft Merger Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Rocket (the “Merger”), and each share of the Company’s common stock, par value $0.01 per share (collectively the “Shares,” and each, a “Share”), outstanding immediately prior to the Merger (other than Shares owned by Rocket, Merger Sub, the Company or any subsidiary thereof, or Shares which are Dissenting Shares (as such term is defined in the Draft Merger Agreement)), will be cancelled and converted into the right to receive $7.20 per Share in cash (the “Merger Consideration”), subject to the terms and conditions of the Draft Merger Agreement.

For purposes of the opinion set forth herein, we have, among other matters:

(i)	reviewed the Draft Merger Agreement;

(ii)	reviewed certain publicly available information and other data with respect to the Company that we believed to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the Company’s interim report on Form 10-Q for the fiscal quarter ended September 30, 2007;

(iii)	reviewed certain other publicly available Securities and Exchange Commission filings made by the Company, including the Company’s 2007 proxy statement and current reports on Form 8-K filed through December 11, 2007;

(iv)	reviewed certain financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the management of the Company, including projections of the future financial performance of the Company prepared by the management team of the Company;

Board of Directors

NetManage

December 11, 2007

(v)	reviewed the stock price and volume trading history, from December 11, 2006 through December 10, 2007, of the Shares;

(vi)	reviewed the financial terms of the Merger as set forth in the Draft Merger Agreement and compared them with the financial terms, to the extent publicly available, of certain other merger and acquisition transactions involving companies that we deemed relevant and the consideration received for shares of such companies;

(vii)	reviewed certain publicly available financial information relating to certain other companies we deemed to be reasonably similar to the Company, and the trading markets for such companies’ securities;

(viii)	conducted discussions with certain members of senior management of the Company concerning the Company’s business and operations, assets, present condition and future prospects; and

(ix)	performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We did not rely on any one particular financial analysis or methodology, but formulated our opinion on the whole of such analyses.

In arriving at our opinion, we have not been requested to make, and have not made, obtained or assumed any responsibility for, any independent evaluation or appraisal of any of the assets or liabilities (tangible or intangible, contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not been requested to conduct and have not conducted a physical inspection of the properties or facilities of the Company, nor have we been requested to evaluate, and have not evaluated, the solvency of the Company or Rocket under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information, and we have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied and fairly present the financial condition and results of operations of the Company as of the dates and for the periods covered thereby. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts, projections and analyses provided to us by the Company represent the best currently available estimates and judgments of the Company’s management as to the future financial condition and results of operations of the Company, and we have assumed that such forecasts, projections and analyses have been reasonably and accurately prepared based on such best currently available estimates and judgments. We have assumed that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times projected, and we assume no responsibility for and express no view as to such forecasts, projections and analyses or the assumptions on which they are based.

Board of Directors

NetManage

December 11, 2007

We also have assumed that in the course of obtaining necessary financing and regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Merger and that (i) the final executed merger agreement and related documents will not differ in any material respect from the Draft Merger Agreement and related documents that is material to our analysis and (ii) the Merger will be consummated in accordance with the terms of the final executed merger agreement and related documents, without revision or modification of any term, condition or agreement therein that is material to our analysis.

We have further assumed that the representations and warranties made by the Company, Rocket and Merger Sub in the Draft Merger Agreement are and will be true and correct in all respects to our analysis. We are not legal, regulatory or tax experts and we do not express any opinion as to any legal matters involving the Company, as to which we understand that the Company has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary.

This letter does not constitute a recommendation to the Board of Directors of the Company of the Merger over any other alternative transactions or opportunities which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger, or constitute a recommendation to the holders of the Company’s capital stock as to any action such stockholders should take regarding the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Merger Consideration to be received by the public holders of Shares in the Merger or with respect to the fairness of any such compensation. We express no opinion as to trading price or activity of any publicly-traded securities of the Company from the date of announcement to closing of the Merger.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. We will also be reimbursed for expenses incurred. In the ordinary course of business, we may in the future publish research on the Company, Rocket or any of their respective affiliates, make a market in the securities of the Company, Rocket or any of their respective affiliates and, in connection with our market making activities, trade the securities of the Company, Rocket or any of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of our engagement, including the rendering of this opinion.

This letter and the opinion expressed herein has been prepared for the use and benefit of the Board of Directors of the Company in its consideration of the Merger and, except as otherwise provided in our engagement letter with the Company, may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public or used for any other purpose, or published or referred to at any time, in whole or in part, without our prior written consent.

This letter and the opinion set forth herein have been approved by our Fairness Opinion Committee.

Board of Directors

NetManage

December 11, 2007

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration pursuant to the Draft Merger Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Shares.

Very truly yours,

OPPENHEIMER & CO. INC.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATIONS LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NETMANAGE, INC.

PRELIMINARY FORM OF PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Zvi Alon and Omer Regev and each of them, with the power of substitution, the proxy of the undersigned to vote with the same force and effect as the undersigned, all shares of common stock of NetManage, Inc. (“NetManage”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the offices of NetManage at 20883 Stevens Creek Boulevard, Cupertino, California 95014, on [            ], 2008, at [        ] a.m and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matter:

Your shares will be voted as specified below. If no specification is made and this proxy card is executed your shares will be voted FOR Proposals 1, and 2:

1. Approval and adoption of the Agreement and Plan of Merger, dated December 11, 2007, by and among NetManage, Inc., Rocket Software, Inc. and Eastern Software, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the approval and adoption of the Agreement and Plan of Merger, dated December 11, 2007, by and among NetManage, Inc., Rocket Software, Inc. and Eastern Software, Inc.

2. In the discretion of the proxies, on any other matter that may properly come before the special meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Special Meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Common Stockholders to be held on [            ], 2008, and the Proxy Statement, dated [            ], 2008 prior to the signing of this proxy.

Dated             , 2008

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated:                ,

Stockholder’s signature

(Print Name)

Stockholder’s signature if stock held jointly

(Print Name)

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.